EXHIBIT 10.24

Portions of this exhibit were omitted and filed separately with the Secretary of the Commission pursuant to an application for confidential treatment filed with the Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934. Such portions are marked by a series of asterisks.

LICENSE, JOINT DEVELOPMENT,
AND MANUFACTURING ASSISTANCE AGREEMENT

Recitals.

Parties. This Agreement is entered into as of October 29, 2004 between Debiotech S.A., a Swiss company having a place of business at 28 Avenue de Sevelin, CH-1004 Lausanne, Switzerland, and Animas Corporation, a Delaware corporation having a place of business at 200 Lawrence Drive, West Chester, PA 19380, USA.

Development Funding and License. Debiotech is prepared to undertake the development of an externally worn micro-pump for the delivery of insulin based upon Debiotech’s Micro Electro-Mechanical Systems technology and related know-how. Animas desires to have exclusive rights to make, use sell and/or import such a pump and to obtain exclusive license rights to all of Debiotech Intellectual Property useful for such purpose for all uses relating to the administration of insulin.

Confidentiality Agreement. Debiotech and Animas entered into a confidential disclosure agreement dated July 6, 2004. Upon execution of this Agreement, the Confidentiality Agreement shall be terminated and replaced with the terms of this Agreement.

Term Sheet. Debiotech and Animas signed on August 31, 2004 a Term Sheet containing most of the material terms upon which they intended to agree and providing a basis for this Agreement. Upon execution of this Agreement, the Term Sheet shall be terminated and replaced with the terms of this Agreement.

Parallel Agreement. Simultaneously with the execution of this Agreement, Debiotech and Animas shall enter into a parallel License, Joint Development and Manufacturing Assistance Agreement in connection with a micro-needle product of Debiotech.

Due-Diligence Prior to Agreement Signed. Prior to signature of this Agreement, Animas has conducted a due diligence review of Debiotech’s relevant technology and related manufacturing, Debiotech having provided all information requested by Animas, as well as a further due diligence review relating to such relevant technology, including intellectual property.

Consideration. In consideration of the mutual promises and obligations contained herein, the parties agree as set forth in this Agreement.

1. Definitions

The following capitalized terms are used in this Agreement with the meanings indicated or referred to below.

1.1 Affiliate: any corporation, partnership, limited liability company or other enterprise or organization that directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control with a party, where “control” means beneficial ownership of at least fifty percent (50%) of the then outstanding voting shares or equity interests in the party in question or the power to direct or otherwise cause the direction of the management and policy of the party in question (for the avoidance of doubt, Existing Shareholders listed under Exhibit D shall not be considered Affiliates given their current ownership of Animas).

1.2 Agreement: this LICENSE, JOINT DEVELOPMENT, AND MANUFACTURING ASSITANCE AGREEMENT and all attached exhibits, together with any future amendments entered into in accordance with Section 16.13 of this Agreement.

1.3 Agreement Date: the date on which this Agreement is entered into by the Parties.

1.4 Animas: Animas Corporation, a Delaware corporation having a place of business at 200 Lawrence Drive, West Chester, PA 19380, USA.

1.5 Animas Group: Animas and its Affiliates.

1.6 Annual Royalties Statement: a statement prepared by Animas at the end of each Year in accordance with Section 4.6 of this Agreement, setting forth the Net Revenue relating to Pump Products subject to a royalty in that Year. The Annual Royalty Statement shall set forth (i) the number of Pump Products placed or sold to end-users, by product and by country, and the Net Revenue, by product and by country, associated with such Pump Products; (ii) the number of Pump Products placed or sold to distributors, by product and by country, and the Net Revenue, by product and by country, associated with such Pump Products; (iii) the number of Pump Products placed or sold by Sub-licensees, by product and by country, and Net Payments received by Animas from Sub-licensees associated with such Pump Products; and (iv) the royalties payable by Animas with respect to such Net Revenue for that Year and the Sublicense Fees payable by Animas with respect to such Net Payments from Sub-licensees for that Year, if any, and the royalties and Sublicense Fees previously shown due in the Quarterly Royalties Statements for that Year.

1.7 Change of Control: a change of control of Animas Group shall be deemed to have occurred at such time as any third party, other than an Existing Shareholder listed

******	- Material has been omitted and filed separately with the Commission.

under Exhibit D, acquires more than 50% of the voting stock of Animas or Animas merges with a third party except where Animas is the surviving entity. A Change of Control will be deemed to have occurred if this Agreement is assigned directly or indirectly to a third party, excluding an Animas Affiliate, including without limitation the sale of substantially all of the assets of Animas in accordance with Section 16.6 of this Agreement.

1.8 Commercial Launch: the date at which the first Pump Product is sold to an end-user in any country, directly or indirectly, by a Licensee.

1.9 Debiotech: Debiotech S.A., a Swiss company having a place of business at 28 Avenue de Sevelin, CH-1004 Lausanne, Switzerland (together with successors and assigns, and those Affiliates who (i) own Debiotech Intellectual Property or (ii) have license rights therein in the Field, or (iii) employ any personnel having been involved as an employee of Debiotech (including successors and assigns) or an Affiliate in the development of an externally worn micro-pump utilizing MEMS technology).

1.10 Debiotech Intellectual Property: all patents, copyrights, trade secrets, know-how and other intellectual property related to or useful to an externally-worn micro-pump utilizing MEMS technology owned by, developed by or licensed to Debiotech, now or until such time as the license granted pursuant to this Agreement is terminated in accordance with Section 15 of this Agreement or becomes a fully paid-up license in accordance with Section 2.2 of this Agreement (including, without limitation, the intellectual property described more specifically in Exhibit A). Debiotech Intellectual Property includes, without limitation, all ideas, methods, concepts, design features, diagrams, schematics, flowcharts, specifications, code (source and object) and any other intellectual property necessary or useful for Animas to fully exercise its rights and perform its obligations under this Agreement or otherwise commercialize Pump Products in the Field. Notwithstanding the foregoing, Debiotech Intellectual Property shall include intellectual property developed jointly by Debiotech and a third party unless Debiotech is prohibited by contractual agreement with such third party to license such intellectual property to another party.

1.11 Debiotech Pump: an externally worn micro-pump system for the delivery of insulin incorporating a MEMS Chip and based upon Debiotech Intellectual Property. In its initial configuration, a Debiotech Pump will comprise both a MEMS Pump and a Pump Controller according to the Specifications.

1.12 Debiotech Pump System: a system incorporating Debiotech Pump including Pump Accessories.

******	- Material has been omitted and filed separately with the Commission.

1.13 Development Program: the development program described more fully in Article 5 of this Agreement pursuant to which Debiotech is to use commercially reasonable efforts to develop fully functional prototypes of the Debiotech Pump which meet the Specifications.

1.14 Distributors: Third parties (outside Animas Group) that distribute Pump Products sold to them by a Licensee.

1.15 FDA Approval: 510(k) clearance by the Food and Drug Administration (FDA) for sale in the United States of the Debiotech Pump.

1.16 FDA Submission: filing for FDA Approval.

1.17 Field: all uses of an externally worn micro-pumps relating to the administration of insulin which insulin may be administered through a single pump, alone or in combination with other medications (such as glucagon and insulin).

1.18 Filling System: all the components necessary to fill and refill the Debiotech Pump with insulin, such as insulin vial adaptor(s), syringes to apply pressure or vacuum, external cartridge (if any), needles, caps, cleaning and sterilizing supplies and the like.

1.19 Infusion Accessories: all components used together with the Debiotech Pump System, such as Infusion Sets, prolongation sets, automatic placement tool for Infusion Sets, carrying case, PC software and interface, printer, and the like.

1.20 Infusion Sets: all sterile infusion sets to be used in conjunction with the Debiotech Pump.

1.21 Knowledge: “to the best knowledge of Debiotech” shall mean to the actual or implied knowledge, as of the Agreement Date, of the officers, directors, owners and management of Debiotech; provided that, “implied knowledge” shall mean only the knowledge readily obtainable from all information available in the books, records and files of Debiotech.

1.22 License: the exclusive license granted to Animas pursuant to Section 2.1 of this Agreement (including further extensions to future rights, in particular in accordance with Section 13.1 of this Agreement and Section 13.2 of this Agreement).

1.23 Licensed Patents: all patents, patent applications and patent rights included in Debiotech Intellectual Property as well as patents, patent applications and patent rights resulting from joint inventions under Section 13.1 of this Agreement. A

******	- Material has been omitted and filed separately with the Commission.

comprehensive list of such Licensed Patents, as of the Agreement Date, is described in Exhibit A.

1.24 Licensees: Animas, Affiliates of Animas and Sub-licensees.

1.25 License Shares: 400’000 shares of restricted Animas Common Stock to be delivered by Animas to Debiotech in accordance with Section 3.2 of this Agreement.

1.26 Major Countries: France, Germany, United Kingdom and United States.

1.27 Manufacturing Program: The manufacturing program as defined in Section 7.3 of this Agreement.

1.28 MEMS: Micro Electromechanical Systems using fabrication techniques similar to those utilized in the micro-electronics industry.

1.29 MEMS Chip: the silicon/Pyrex micro-chip pump utilizing Debiotech Intellectual Property.

1.30 MEMS Pump: replaceable/disposable housing containing MEMS Chip, piezo actuator, insulin reservoir (if any) and related internal components.

1.31 MEMS Pump Business: the business of Debiotech relating specifically to the design, development and production of externally worn micro-pumps utilizing MEMS technology and all licensing, consulting and investment activities and operations relating thereto, whether in the Field or outside the Field.

1.32 Micro-Needle Agreement: a parallel agreement entered into between Debiotech and Animas in connection with a micro-needle product of Debiotech, entitled Micro-Needle License, Joint Development and Manufacturing Assistance Agreement and all attached exhibits, together with any future amendments entered into in accordance with such parallel agreement.

1.33 Net Revenue: gross revenue of Animas Group on a consolidated basis (excluding all revenue from Sublicensees) from the sale of Pump Products to distributors and end-users minus contractual allowances and discounts, as calculated in accordance with US Generally Accepted Accounting Principles, as such principles are in effect at that time, and as recognized in accordance with Animas’ standard accounting practices in effect for the relevant period, consistently applied (“GAAP”).

1.34 Patient Installed Base: Installed base of patients under Debiotech Pump System estimated as of July 1 of any Year considered.

******	- Material has been omitted and filed separately with the Commission.

1.35 Pump Accessories: Filling Systems, Infusion Sets and all other Infusion Accessories.

1.36 Pump Controller: long-term use (about ******) module, containing all the hardware and firmware necessary to control and monitor the MEMS Pump and also providing user interface means, as well as any other device related therewith (e.g. remote programming system, including as the case may be a strip blood glucose monitoring device, and the like).

1.37 Pump Products: products constituting Debiotech Pump System, i.e. MEMS Pump, Pump Controller and Pump Accessories collectively or separately, including components therein and assemblies into such products.

1.38 Quarterly Royalties Statement: a statement prepared by Animas for a calendar quarter in accordance with Section 4.5 of this Agreement, setting forth the Net Revenue of products subject to a royalty in that quarter (with relevant figures of units placed to end-users and to distributors and Net Revenues, product by product and country by country), the Net Payments received by Animas from Sub-licensees in that quarter and the royalties and Sub-license Fees due by Animas with respect to such Net Revenues and such Net Payments from Sub-licensees.

1.39 Royalties Term: the period during which at least one Licensed Patent is Valid in at least one Major Country.

1.40 ******-License: the non-exclusive license from ****** in favor of Debiotech with regard to certain patents, including the right to sub-license.

1.41 Specifications: the specifications set forth in Exhibit B, as such specifications may be amended, pursuant to this Agreement.

1.42 Steering Group: a six person committee composed of three senior employees of each party, but not their CEO’s, which shall review in accordance with Section 5.5 of this Agreement all the developmental, logistical and technical aspects of the Development Program.

1.43 Sub-licensees: third party (outside Animas Group) sub-licensees appointed by Animas in accordance with Section 2.3 of this Agreement and distributing Pump Products which have not been sold to them by Animas Group or a Sub-licensee (so that such Pump Products have not yet been taken into account for determining royalties due to Debiotech). Sub-licensees do not include (i) parties that manufacture Pump Products, or components therein, on behalf of Animas, but do not distribute such Pump Products or components therein, or (ii) Distributors. However, the parties acknowledge that, the same person might be a Distributor in connection with certain Pump Products (bought from Animas Group or a Sub-licensee, e.g. Debiotech

******	- Material has been omitted and filed separately with the Commission.

Pumps) and a Sub-licensee in connection with certain other Pump Products (not bought from Animas Group or a Sub-licensee, e.g. Infusion Sets).

1.44 Valid: qualifier for a patent in a determined country, meaning that such patent in such country is valid, not expired and has not been declared unenforceable by a competent body of such country (such as a United States Federal District Court) for any defect related to the patent (such as a failure from patentee to make relevant disclosures) and affecting its validity lato sensu, but not making the patent technically invalid. Whether the validity of the patent is challenged and infringers can effectively be prevented is irrelevant to determine whether any patent is Valid.

1.45 Year: a calendar year, from January 1 to December 31.

2. License to Animas.

2.1 Exclusive License. Debiotech hereby grants to Animas an exclusive, even as to Debiotech, worldwide license, with the right to sublicense in accordance with Section 2.3 of this Agreement, under all Debiotech Intellectual Property, excluding intellectual property jointly developed by Debiotech and a third party, and a non-exclusive sub-license under (i) the ******-License and (ii) Debiotech Intellectual Property jointly developed by Debiotech and a third party, to make, have made, use, sell, offer for sale, or import Debiotech Pump System in the Field. During the term of this Agreement, Debiotech shall not enter into any agreement with any other party to develop an externally-worn micro-pump utilizing MEMS technology for use in the Field.

2.2 Duration. The License shall be perpetual (subject to Article 15 of this Agreement). After the Royalties Term, the License shall become a fully paid-up, royalty free, irrevocable, non-exclusive worldwide license.

2.3 Sublicense. The License shall include the right for Animas to sublicense the licensed rights; provided that Animas obtains Debiotech’s written consent which consent shall not be unreasonably withheld or delayed. Animas’ sub-licensees shall conform to the applicable material terms of this Agreement and Animas shall remain directly liable to Debiotech with regard to any breach of the terms of this Agreement by Animas’ sub-licensees remaining uncured after a 90 day period following a default notice; provided that, Animas shall no longer be considered in breach of this Section 2.3 in the event Animas terminates the sublicense agreement within a reasonable period after the breach.

2.4 Limitation to the Field. Licensees shall not make, use, sell, offer for sale, or import Pump Products outside the Field.

******	- Material has been omitted and filed separately with the Commission.

2.5 Further Documents. Debiotech hereby agrees to execute, or cause its employees, partners, licensors, agents, or consultants to execute all documents and shall take all actions necessary or desirable to effect, confirm and perfect the rights granted to Animas pursuant to the License, including without limitation, assignment to Debiotech of inventions past, present and future from its employees and consultants.

2.6 Promotion. Animas shall use reasonable commercial efforts to commercialize the Debiotech Pump, independent of the economic attractiveness of other competing Animas products.

2.7 Sales, Marketing and Distribution. All sales, marketing, and distribution activities for Pump Products shall be the responsibility of Animas. Animas shall give Debiotech periodic updates on the progress of Animas marketing activities.

3. License Fees.

3.1 Initial License Fee: Part in Cash. Animas shall pay to Debiotech a non-refundable license fee of Twelve Million Dollars ($12,000,000), payable within 10 days following Agreement Date.

3.2 Initial License Fee: Part in Shares. Animas shall deliver to Debiotech the License Shares, deliverable within 10 days following Agreement Date. In the event Debiotech sells any of the License Shares while termination by Animas under Section 15.1(c) of this Agreement would still be permissible, Debiotech shall provide to Animas a bank guarantee, letter of credit, escrow arrangement or such other form of security acceptable to Animas to secure the termination payment payable to Animas pursuant to Section 15.1(c) of this Agreement.

3.3 Restriction for sale of shares. The License Shares shall be issued pursuant to the Subscription Agreement attached hereto as Exhibit E.

3.4 Additional License Fee. Animas shall pay Debiotech a one-time additional license fee (“Additional License Fee”), subject to the provisions of this Section 3.4, at such time as Debiotech provides Animas all deliverables reasonably necessary for Animas to complete the FDA Submission (“FDA Deliverables”). A list of such FDA Deliverables is included in Exhibit I and may be amended by Animas as reasonably necessary, up to the date which is nine (9) months prior to the due date for delivery of FDA Deliverables as set forth in the Development Program. To the extent, at any time, Animas substantially modifies the FDA Deliverables (e.g. based on new requirements by the FDA, changes in the market conditions, or the need to perform clinical studies prior to FDA Submission), the dates below shall be extended to the extent reasonably necessary for Debiotech to deliver additional FDA Deliverables.

******	- Material has been omitted and filed separately with the Commission.

The Additional License Fee shall be Two Million Dollars ($2,000,000) if FDA Deliverables have been received by Animas prior to January 1, 2007 if there has been no Change of Control, or prior to July 1, 2007 if there has been a Change of Control. The Additional License Fee shall be One Million Dollars ($1,000,000) if FDA Deliverables have been received by Animas after January 1, 2007 but prior to July 1, 2007 if there has been no Change of Control, or after July 1, 2007 but prior to January 1, 2008 if there has been a Change of Control. If Animas paid a One Million Dollars Additional License Fee, but a Two Million Dollars Additional License Fee would be due following a Change of Control, the unpaid part of the Additional License Fee shall be due within 30 days following Change of Control. This license fee is payable only one-time even if multiple submissions are made to FDA. The Additional License Fee, to the extent paid by Animas pursuant to this Section 3.4, shall be payable within 30 days after Debiotech provides Animas with FDA Deliverables. Except as set forth in the following two sentences, no Additional License Fee shall be payable if FDA Deliverables are received by Animas after January 1, 2008. The dates of January 1, 2007, July 1, 2007 and January 1, 2008 shall each be extended (i) for such number of days as the Steering Group agrees to extend the Development Program in accordance with Section 5.5, and/or (ii) to the extent delays of the development of the Pump Controllers and/or Infusion Accessories impacts the delivery by Debiotech of the FDA Deliverables, for each day that the development of the Pump Controllers and/or Infusion Accessories in accordance with the Development Program is delayed by Animas. If Animas decides to perform clinical trials prior to FDA Submission, the Additional License Fee shall be Two Million Dollars ($2,000,000) and shall be paid within 30 days after Debiotech provides Animas with FDA Deliverables, irrespective of the deadlines above.

3.5 Advance on Royalties. In the event of a Change of Control, Animas (or its successor) shall pay Debiotech, a non-refundable advance on future royalties of Five Million Dollars ($5,000,000), which payment shall be made within 180 days following a Change of Control. No advance payment shall be due if, within 180 days following a Change of Control, this Agreement is terminated in accordance with Section 15.1 or 15.2(c) of this Agreement.

Such advance payment shall be credited against 50% of actual royalty payments made pursuant to Section 4.1 of this Agreement until such credit has been fully utilized.

3.6 Sublicense Fees. Except to the extent a Sub-licensee Royalty Rate is applicable, Animas shall pay to Debiotech ****** of any Net Payments Animas receives from Sub-licensees and Distributors (“Base Sub-licensee Rate”) . Net Payments equal the gross cash (including royalties) received by Animas Group from Sub-licensees pursuant to any sub-license agreement between Animas Group and such Sub-licensee relating to Debiotech Intellectual Property and the gross cash received by Animas

******	- Material has been omitted and filed separately with the Commission.

Group from Distributors pursuant to any agreement between Animas Group and such Distributor relating to Debiotech Intellectual Property but excluding any cash received by Animas Group from sales of Pump Products to such Distributors (provided that, to the extent Debiotech can demonstrate that a substantial portion of the sales price of Pump Products sold by Animas Group to Distributors includes what should be characterized as a sublicense fee or royalties due to Animas Group, Debiotech may require that such part of the sales price be included in the Net Payments instead of in the Net Revenue), minus applicable import, export and excise duties and sales tax (including VAT), and minus any taxes withheld from the gross cash (excluding any taxes that were withheld after the gross cash payable to Animas Group was increased to provide that after the withholding of the taxes Animas Group was to receive the same amount of payment it would have received but for the withholding) to the extent not recoverable by Animas Group within two years of the receipt of the gross cash. In the event either (i) the total aggregate number of Debiotech Pumps sold by all Sub-licensees and sold by Animas Group to Distributors for resale outside the USA in a Year exceeds ****** of all Debiotech Pumps sold by Animas Group (including those to Distributors) and its Sub-licensees in such Year, or (ii) the total aggregate number of Infusion Sets sold by all Sub-licensees and sold by Animas Group to Distributors for resale outside the USA in a Year exceeds ****** of all Infusion Sets sold by Animas Group (including those to Distributors) and its Sub-licensees in such Year, Animas shall pay to Debiotech a Sub-licensee License Fee equal to the greater of (i) a royalty equal to ****** of net revenues of Pump Products sold by all Sub-licensees (“Sub-licensee Royalty Rate”), or (ii) Base Sub-licensee Rate.

3.7 Currency. All payments under this Agreement shall be made in US Dollars, and all references in this Agreement to “Dollars” shall mean “US Dollars”. Payments to be made to Debiotech shall be made by SWIFT bank transfer to Debiotech’s bank account.

4. Royalties.

4.1 Base royalties. Animas agrees to pay Debiotech a royalty equal to a percentage of Net Revenue of Pump Products sold or placed by Animas Group. The royalty rate shall vary (based on Patient Installed Base) and shall be fixed each Year as set forth on Exhibit H, except for certain adjustments as provided in Sections 4.3 and 4.4, in this Agreement, when applicable.

4.2 Allocation of Net Revenues. In the event the Pump Products are sold in combination with a product(s) that is not a Pump Product, such as insulin, a continuous glucose monitoring device and related accessories (“Non-Pump Products”), the applicable royalty on Pump Products shall be based on the Net Revenue of Pump Products as if

******	- Material has been omitted and filed separately with the Commission.

they were sold on a stand-alone basis (excluding additional net revenue for Non-Pump Products).

In such case, Animas will give written notice to Debiotech of a proposed allocation of the Net Revenue attributable to Pump Products sold with Non-Pump Products. Following such notice, to the extent Debiotech does not agree with Animas’ proposed allocation, the parties shall negotiate in good faith for a period of ninety (90) days. If the parties are unable to agree on an allocation, either party may require that the matter be determined by binding baseball arbitration pursuant to Section 16.2 of this Agreement.

4.3 Net Revenue Adjustment. In the event that less than ****** of Debiotech Pumps placed to end-users or sold by Animas Group in any given Year are placed to end-users or sold through its direct sales force, the parties shall negotiate in good faith an appropriate correction factor of the Net Revenue for that Year, which correction factor shall increase royalty payments payable to Debiotech to compensate, in part, for the reduced average selling prices of Debiotech Pumps, and hence royalties to Debiotech, as a result of the lower percentage of direct sales. The parties in such negotiations shall consider a correction factor to provide for what the average selling price of Pump Products would have been had Animas Group sold at least ****** of Debiotech Pumps through its direct sales force; provided that the gross margin percentage of Pump Products, in aggregate, sold by Animas Group after the increased royalties does not fall below customary gross margin percentages for manufacturers in the med-tech industry that provide similar levels of customer service, have similar mix of direct versus indirect sales, and perform similar levels of R&D activities. Following any Change of Control, the correction factor shall apply without regard to its impact on gross margin. If the parties are unable to agree on a correction, either party may require that the matter be determined by binding baseball arbitration pursuant to Section 16.2 of this Agreement.

4.4 Royalties reduction. During the Royalties Term, if none of the Licensed Patents covering any Pump Product is Valid in any Major Country, the royalty rate as set forth in Exhibit H shall be reduced to ****** of such rate in those countries in which Pump Products are sold, but Licensed Patents are not Valid; provided that such reduction in royalty rates shall only occur if (i) there is another competing pump product utilizing MEMS pump technology being sold in such country and, (ii) the Pump Products sold in such country are not manufactured in a country where a Licensed Patent covering any Pump Product is Valid.

4.5 Quarterly Calculation and Payment of Royalties. Royalties shall be due and payable with respect to the Net Revenue made in each calendar quarter within 45 days following the end of such calendar quarter ( a “Payment Date”), except for after the fourth quarter in which case, Section 4.6 applies. On or before each Payment

******	- Material has been omitted and filed separately with the Commission.

Date on which royalties are due, Animas shall prepare and deliver to Debiotech a Quarterly Royalties Statement. The royalty rate for the second through fourth quarters of a Year shall be determined by the applicable Patient Installed Base. The royalty rate for the first quarter of a Year shall be provisionally calculated based on the sum of the estimated patient installed base as of December 31 of the prior Year plus two times the increase in patient installed base during the first quarter of the current Year. In the event the royalty rate so determined initially for the first quarter is different (whether higher or lower) than the royalty rate after the second quarter of that Year, the correction shall be made to the previously issued Quarterly Royalties Statement from the first quarter and the difference added to or deducted from the second Quarterly Royalties Statement prepared by Animas. Information provided to Debiotech in the Quarterly Royalties Statement shall remain confidential and not disclosed by Debiotech to other parties.

4.6 Annual Calculation and Payment of Royalties. Within 45 days following the end of the Year, Animas shall prepare and deliver to Debiotech an Annual Royalties Statement, applying the royalty rate applicable pursuant to the Patient Installed Base of that Year, subject to modifications as set forth in Sections 4.2-4.4. Information provided to Debiotech in the Annual Royalties Statement shall remain confidential and not disclosed by Debiotech to other parties.

4.7 Records and Audits. Licensees shall maintain detailed books and records containing information sufficient to verify the completeness and accuracy of the information presented in each Royalty Statement for a period of at least five years after the period to which such Royalty Statement relates.

Debiotech shall have the right, not more than once each Year, on reasonable advance notice to Animas, during usual business hours, to cause the examination of relevant records of Licensees for the period since the last period covered by any previous examination (including records which are more than five years old, if then available) and ending with the calendar quarter covered by the most recent Payment Date for the sole purpose of verifying the completeness and accuracy of the Quarterly Royalty Statements and Annual Royalty Statements, including any specific calculation relevant under this Agreement (such as with regard to Sections 3.6, 4.3 and 15.1(c)(ii)of this Agreement). At Debiotech’s election, any such examination shall be conducted by Animas’s auditors, if allowed by law and agreeable to such auditors, or by independent public accountants selected by Debiotech and reasonably acceptable to Animas.

As a condition to such examination, Animas may require such independent public accountants to execute a confidentiality agreement in form and substance reasonably satisfactory to Animas pursuant to which such independent public accountants will agree to retain in confidence all information learned by them in the course of such

******	- Material has been omitted and filed separately with the Commission.

examination, except that any discrepancy in any information included in a Quarterly Royalty Statement or an Annual Royalty Statement, or being a relevant information under this Agreement, may be disclosed to Debiotech.

Debiotech shall pay the costs of conducting such audit unless the final results of an audit reveal an underpayment by Animas of five percent (5%) or more during the audited period, in which case Animas shall pay the costs of conducting such audit.

4.8 Duration. Royalties are to be paid on the sale of all Pump Products sold by Licensees throughout the world during the Royalties Term. Following the Royalties Term, the provisions of Section 2.2 of this Agreement shall apply.

5. The Development Program and Debiotech Pump System.

5.1 Responsibilities of Debiotech. Debiotech shall use reasonable commercial efforts to complete the Development Program (including without limitation the MEMS Pump and the Filling System) and provide to Animas, in accordance with the milestones set forth in Exhibit B, fully functional prototypes of (a) the MEMS Pump, including MEMS Chip, and (b) Pump Accessories (except for the Infusion Accessories). Such prototypes shall (i) meet the Specifications, (ii) be sufficient for FDA Submission, and (iii) be in a form which permits redesign for manufacturing and scaling up for large scale industrial manufacturing. Debiotech shall furnish to Animas and any manufacturer designated by Animas all documentation necessary for the redesign for manufacturing of the Pump Products. Debiotech shall cooperate with such designated manufacturer to assist in any redesign necessary for manufacturing Pump Products.

To the extent that such prototypes of the MEMS Pump fail to meet the requirements set forth above (and on Exhibit B), Debiotech shall, at its sole expense, use reasonable commercial efforts to continue development work to satisfy such requirements; provided that Debiotech shall not be required to continue development if Animas has commenced marketing of the Debiotech Pump.

Without limiting Debiotech’s ability to demonstrate how it uses reasonable commercial efforts, Debiotech shall in any event be deemed to use reasonable commercial efforts to fulfill its responsibilities under this Section 5.1 to the extent Debiotech’s efforts represent at least ****** in average each Year during 3 Years following Agreement Date in global development costs, including investments costs, consulting and external development costs and internal engineering costs calculated based upon rates provided in Exhibit C.

******	- Material has been omitted and filed separately with the Commission.

5.2 Responsibilities of Animas. Animas shall use reasonable commercial efforts to complete the Development Program (including without limitation the Pump Controller and the Infusion Accessories) and provide, in accordance with the milestones set forth in Exhibit B, fully functional examples of the Pump Controller and Infusion Accessories. The Pump Controller and Infusion Accessories shall (i) meet the Specifications, (ii) be sufficient for FDA Submission, and (iii) be in a form which permits redesign for manufacturing and scaling up for large scale industrial manufacturing.

Animas shall be responsible for establishing the large scale manufacturing and Debiotech shall propose appropriate materials to be used to manufacture the MEMS Pump and Filling System and shall assist by supplying engineering support necessary to facilitate production of the Debiotech Pump System in large scale by Animas or suppliers designated by Animas.

5.3 Development Expenses. Each party shall be responsible for bearing its own costs of the Development Program. Debiotech shall be solely responsible for all expenditures of any nature required to complete the development of (a) the MEMS Pump, including MEMS Chip, and (b) Pump Accessories (except for the Infusion Accessories) in a form which in fact permits scaling up for large scale industrial manufacturing and which satisfies the requirements set forth in 5.1 above. Animas shall be solely responsible for all expenditures of any nature required to complete the development of the Pump Controller and Infusion Accessories in a form which in fact permits scaling up for large scale industrial manufacturing and which satisfies the requirements set forth in 5.2 above. Animas shall be responsible for the costs of any tooling and equipment for manufacturing of the Debiotech Pump System as well as for the cost of all required redesign for manufacturing.

Animas agrees to spend not less than ****** to develop Debiotech Pump System prior to January 2007 unless both parties agree, in good faith, that the Debiotech Pump System is not feasible as a commercial product.

5.4 Reports. Debiotech shall keep Animas fully informed with regard to the progress of the development of the Debiotech Pump System.

Not later than fifteen (15) days prior to the meetings with CEOs contemplated by Section 5.5, Debiotech shall submit to Animas a written report including all information regarding progress on the Development Program, disclosing any inventions or other improvements in technology, whether or not patentable, discovered or created in the course of the Development Program. The reports will also include a confirmation from Debiotech that Debiotech believes that the

******	- Material has been omitted and filed separately with the Commission.

Development Program can be completed consistent with the schedule contemplated by Exhibit B, or Debiotech shall submit to Animas a revised schedule setting forth the revised estimated time to complete the Development Program.

If reasonably necessary in addition to the above, and to the extent it would not be unreasonably burdensome on Debiotech, upon request from Animas, Debiotech shall allow Animas’ representatives and, where Animas shows a reasonable business purpose, third party guests (subject to appropriate confidentiality agreements with Debiotech), to visit the development facilities where the Development Program is conducted, to attend presentations by Debiotech representatives of the current state of the Development Program and to receive additional written reports addressing specific issues.

5.5 Program Management. Each party shall appoint three senior employees, but not their CEOs, to form the Steering Group, which shall review all the developmental, logistical and technical aspects of the Development Program. In addition, major financial issues shall be discussed when they arise.

At least two members of the Steering Group from each side shall meet in person at least once every two months. Each party may invite additional participants from its own party to attend. Minutes of the meetings shall be prepared by Debiotech, indicating, in particular, the steps believed to be satisfactorily performed by the parties and the next steps to be performed. Minutes shall be reviewed and approved or rejected and amended at the next meeting of the Steering Group. Minutes of the Steering Group shall not constitute amendments of this Agreement or the Specifications even if signed by representatives of the parties or the CEOs of each Party.

The Steering Group shall be charged with managing the Development Program with a view to completing development of the Debiotech Pump System as rapidly as possible. In addition, the Steering Group shall insure that such development be completed in accordance with the Specifications and that the manufacturing cost of the Debiotech Pump System be consistent with the levels set forth in the Specifications. The Steering Group shall make recommendations to either Party regarding design and engineering issues and shall make recommendations to Animas regarding the most appropriate supplier(s) to manufacture the Debiotech Pump System or any part thereof. Debiotech employees shall be primarily responsible for issues relating to design, engineering and intellectual property with regard to the MEMS Pump and Pump Accessories (excluding Infusion Accessories). Animas employees shall be primarily responsible for issues relating to design, engineering and intellectual property with regard to the Pump Controller and Infusion Accessories as well as manufacturing and selection of suppliers. Animas shall also be responsible

******	- Material has been omitted and filed separately with the Commission.

for facilitating any incorporation of Animas’ technology, if any, in the Debiotech Pump System.

Either Party’s members on the Steering Group may recommend modifications to the Specifications and the Development Program by submitting a written request to the other Party’s members on the Steering Group detailing the nature of the modification, the reason for the modification and the anticipated costs associated with implementing the modification. Any modification must be approved in writing by each Party’s CEO. Each Party agrees not to unreasonably withhold their approval to a modification suggested by the other Party so long as the consenting Party cannot demonstrate with written documentation that the modification (i) materially adversely affect the marketability and desirability of the Debiotech Pump System, (ii) materially affects the cost of the development effort, or (iii) materially affects the timing of the availability on the market of the Debiotech Pump System.

Each Party’s members on the Steering Group shall keep their respective CEOs informed as necessary. The Steering Group shall meet in person with the CEOs as a group of eight at least once every 4 months. The Steering Group shall attempt to resolve issues without the involvement of the CEOs; provided that, in the event the parties cannot agree, the issue shall be put before the CEOs who shall use commercially reasonable efforts to resolve the issue.

Meetings of the Steering Group (other than those to attended by the CEOs) shall be held at the location where the most active development work is being conducted, which the parties anticipate will be in Lausanne Switzerland through the early and middle stages of the Development Program, and may be the site of anticipated manufacturing facilities later in the Development Program. Meetings of the Steering Group attended by the CEOs shall alternate between locations designated by the CEO of Animas and the CEO of Debiotech.

5.6 Obligations to develop Product. Debiotech agrees that it will devote the resources as reasonably necessary to ensure development of the MEMS Chip and Pump Accessories (excluding the Infusion Accessories) by June 30, 2007. In the event Debiotech is not successful in developing the MEMS Chip and Pump Accessories (excluding the Infusion Accessories) by June 30, 2007, Animas may terminate this Agreement in accordance with Section 15.1(c) of this Agreement or, Animas may, in its sole discretion, extend the Development Program by up to an additional eighteen (18) months; provided, however, the June 30, 2007 date shall be extended (i) for such number of days as the Steering Group agrees to extend the Development Program in accordance with Section 5.5, and/or (ii) for each day that the development of the Pump Controllers and/or Infusion Accessories in accordance with the Development Program is delayed by Animas.

******	- Material has been omitted and filed separately with the Commission.

Animas agrees that it will devote the resources as reasonably necessary to ensure development of the Pump Controller and Infusion Accessories in time for Debiotech to complete the Development Program by June 30, 2007.

5.7 Failure to complete Development Program. Because of the uncertainties associated with the development work, neither party warrants that it will successfully complete the Development Program.

5.8 Choice of Suppliers under Development Program. Debiotech and Animas must jointly agree on choice of suppliers for any part or process of the Development Program if Non-recurring Engineering Expense (NRE) or tooling charge exceeds $20,000.

6. Regulatory Responsibility.

6.1 Regulatory Filings. Animas shall use commercially reasonable efforts to file regulatory approvals, including to the FDA, pending completion of test results and other documentation required for such submission.

6.2 Documentation for regulatory submission. In connection with preparation by Animas of the FDA Submission and during the review by FDA of the FDA Submission, Debiotech shall: a) furnish all test results and documentation on MEMS Pump and Pump Accessories (except for Infusion Accessories) required by FDA and, b) remain available for responding to questions by FDA relating to such FDA Submission.

6.3 Clinical Studies. Animas shall be responsible for oversight of clinical studies, if any, necessary to obtain FDA Approval, and shall be responsible for the cost of any such studies. Protocol of clinical studies must be approved by Debiotech in advance.

6.4 Material for Clinical Studies. Notwithstanding the provisions of Section 7.1 of this Agreement, Debiotech shall furnish MEMS Pumps and related Pump Accessories (except Infusion Accessories which shall be supplied by Animas), in accordance with Specifications, needed for clinical studies as required in Section 6.3 of this Agreement, provided that ****** MEMS Pumps and related Pump Accessories shall be delivered. The cost of all such deliverables shall be borne solely by Debiotech, provided that, Animas shall be responsible for any investments necessary for manufacturing and redesign for manufacturing, to the extent required.

6.5 Regulatory Obligations. Animas and Debiotech shall cooperate in the preparation of, and shall execute, as part of the Development Program, a Quality Agreement in order

******	- Material has been omitted and filed separately with the Commission.

to meet the requirements of ISO13485, European MDD and FDA QSR (21 CFR 820) requirements for medical devices, to the extent applicable.

7. Manufacturing Program of MEMS Chip.

7.1 Manufacturing Responsibility. Animas shall be responsible for all aspects of manufacturing of Pump Products, and shall bear all corresponding costs, except to the extent specifically stated otherwise.

7.2 Choice of Initial Manufacturer. Debiotech shall recommend not less than three candidates of initial manufacturer for the MEMS Chip. Animas may choose between one of three candidates to be the initial manufacturer. If for whatever reason, Animas finds the three candidates unacceptable, Animas may recommend other candidates, whose endorsement by Debiotech may not be unreasonably withheld.

7.3 Debiotech Assistance. Debiotech, at its own cost, shall provide (i) all documentation of all processes, materials, testing, and assembly instructions necessary for the initial manufacturer to manufacture the MEMS Chip in small-scale manufacturing and further enter into a redesign for manufacturing for large-scale production, (ii) any training required of personnel of the initial manufacturer to manufacture the MEMS Chip, (iii) any additional technical support including for re-design/ revalidation of processes necessary for large-scale manufacturing ((i) to (iii) constituting the Manufacturing Program), and (iv) continued technical support including for re-design/revalidation of processes, until the initial manufacturer has delivered to Animas ****** MEMS Chips to be placed on the market.

7.4 Cost. The cost of all required manufacturing tools and equipments as well as for the redesign for manufacturing shall be borne by Animas.

7.5 Support after Manufacturing Program. Debiotech shall provide employees as reasonably requested by Animas from time to time to support manufacturing and technical issues, as they may arise of MEMS Pump after completion of Manufacturing Program. Animas shall reimburse Debiotech at rates as provided for in Exhibit C, plus out-of-pocket expenses.

7.6 Access to MEMS Chip and MEMS Pump Manufacturer. Subject to the terms and conditions of this Section 7.6 and Section 12.1 of this Agreement, Debiotech shall have the right to buy directly from the manufacturer (the “MEMS Manufacturer”) the MEMS Chips and/or MEMS Pump used in the Debiotech Pump for use outside the Field.

******	- Material has been omitted and filed separately with the Commission.

To the extent Debiotech requires MEMS Manufacturer to use substantially the same tooling and equipment which is either (a) used by and has been specifically paid for by Animas, or (b) is owned by Animas (the “Tooling”), then (i) Debiotech must reimburse Animas for its pro rata share of any non-recurring engineering costs (excluding Animas personnel) and tooling costs incurred by Animas for the manufacture of such MEMS Chips and/or MEMS Pump, irrespective of when such costs were incurred (provided such reimbursement shall not apply to prototypes and ****** in an amount less than ****** requested by Debiotech for development, clinical evaluation and registration purposes so long as the manufacture of such prototypes and small series do not cause delays to Animas deliveries); (ii) Animas shall have priority in the supply of MEMS Chips over Debiotech in the event that the MEMS Manufacturer is unable to provide all quantities of MEMS Chips requested by both Debiotech and Animas unless Animas has failed to provide MEMS Manufacturer an adequate forecast of such requirements as set forth in the agreement between the MEMS Manufacturer and Animas; (iii) any request for a change by Debiotech in the design or manufacturing of Tooling must be approved by Animas prior to any discussion with MEMS Manufacturer, and further any such discussions between MEMS Manufacturer and Debiotech, after such approval by Animas for such discussions, may only be done in the presence of Animas personnel; and (iv) in no case, may any change in the design or manufacturing of such Tooling be made without the explicit approval in writing by Animas, and further Animas is under no obligation to approve a change in the design or manufacture of such Tooling, even if Debiotech believes that Animas is unreasonably withholding its approval.

All rights and obligations of Debiotech in this Section 7.6 shall inure to Debiotech’s licensees outside the Field, provided that, such licensees agree to indemnify Animas from any third party claims in connection with their use of the Tooling as per this Section 7.6, and further provided, that the prior written approval by Animas is obtained, which approval shall not be unreasonably withheld. Debiotech shall indemnify and hold harmless Animas, its successors and assigns, Affiliates, and their respective agents, officers, employees, representatives and directors from any third party claims in connection with Debiotech using the Tooling as per this Section 7.6. In the event Debiotech or its licensees sell product in the Field in a manner which is under the reasonable control of Debiotech or its licensee, in addition to any remedies that may exist under this Agreement, all rights of Debiotech under this Section 7.6 may be terminated, provided (i) sales were made willfully in the Field, or (ii) sales were made negligently in the Field and are materially harmful to Animas. Such termination rights shall not apply to the extent Debiotech or its licensee, following notice from Animas, fails to cure the breach within ******.

******	- Material has been omitted and filed separately with the Commission.

8. Representations, Warranties and Covenants.

8.1 Authorization. Each party represents that it is duly organized, validly existing and in good standing under the laws of the state of its organization, that it has full power to execute, deliver and perform this Agreement, that this Agreement has been duly authorized, executed and delivered by such party and is the legal, valid and binding obligation of such party, enforceable against such party in accordance with its terms, subject as to enforcement, to applicable bankruptcy, insolvency, moratorium, reorganization or similar laws affecting creditors’ rights generally and general principles of equity.

8.2 No Conflict. Each party represents that the execution, delivery and performance of this Agreement do not require any approval, license, qualification, consent or filing or exemption therefrom, or other action by any court, governmental authority or other person, and do not contravene or constitute a default under any legal requirement binding on such party, any agreement binding on such party or any of its assets, or any judgment, injunction or order or decree binding on such party or any of its properties. In particular, Debiotech represents that its agreement with Inverness Medical Technology and its successor has been terminated as of January 18, 2004 and Inverness does not retain any rights to any Debiotech Intellectual Property under such agreement.

8.3 No Litigation. Each Party represents that there is no actual, pending or, to the best knowledge of such Party, threatened action, suit, proceeding or investigation against or affecting it or any of its assets (including, with respect to Debiotech, Debiotech Intellectual Property and, with respect to Animas, the License Shares) before or by any court or arbiter or any governmental authority which would prohibit or interfere with such Party performance of its duties under this Agreement.

8.4 No Intellectual Property of Third Parties. Debiotech represents that, to the best knowledge of Debiotech, there is no Valid intellectual property owned by any third party which would restrict Animas from making, using and selling Debiotech Pump System (as defined in the Specifications) in the Field throughout the world under the License in accordance with the terms of this Agreement without payment to third parties. Debiotech further warrants that it has not received any communication from third parties (i) notifying it that the Debiotech Pump System might infringe intellectual property rights of any third party, or (ii) questioning the ability of Debiotech Intellectual Property to adequately prevent third parties from duplicating the Debiotech Pump System without infringing.

8.5 Ownership of Intellectual Property. Debiotech represents that it owns (whether by ownership directly or through licensed rights) the Licensed Patents described in Exhibit A, free and clear of any claims of any third party. Debiotech represents that,

******	- Material has been omitted and filed separately with the Commission.

to the best knowledge of Debiotech, it owns (whether by ownership directly or through licensed rights) all of the intellectual property necessary or useful for the development of the Debiotech Pump System under the Development Program, including without limitation, the Debiotech Intellectual Property, free and clear of any claims of any third party. Debiotech represents (i) that, to the best knowledge of Debiotech, none of such intellectual property infringes or misappropriates any intellectual property rights or other property rights of any third party other than third parties identified in (v) below that have licensed relevant technology to Debiotech; (ii) that no intentional misrepresentations were made in any applications for patents included within Debiotech Intellectual Property; (iii) that all such patent applications have been made in good faith; (iv) that Debiotech does not have any knowledge of any factors which would compromise the validity of any of the Licensed Patents; and (v) that, to the best knowledge of Debiotech, with exception of the license dated August 1992 from ****** to Debiotech (the “****** License”) and the ****** License, Debiotech does not possess, nor does it currently require, any other third party license(s) to make, sell, use and/or import the Debiotech Pump.

8.6 Authorization to License. Debiotech represents that Debiotech is legally authorized to license, on a worldwide basis, all Licensed Patents, including those identified as “****** patents” and covenants to protect Animas from any recourse made by ****** (the patents assignee) as evidenced by the estoppel letter described in Section 8.7 of this Agreement. Debiotech also represents that it is legally authorized to sub-license, on a worldwide non-exclusive basis, the ****** License.

8.7 ****** Intellectual Property. Debiotech, at its sole expense, shall arrange for Animas to receive an estoppel letter, in form and substance reasonably satisfactory to Animas, from the owner of the intellectual property licensed to Debiotech under the ****** License, confirming, among other things, that Animas may use the License without obligation to pay any royalties to ****** or any third party and that such owners will look solely to Debiotech for payment of any royalties owing to them as a result of Animas’ exploitation of the License.

8.8 License under Future Patents. Debiotech represents and covenants that Animas shall be granted exclusive worldwide license rights, under any future patents of Debiotech (in furtherance of Sections 13.1 and 13.2 of this Agreement) or of ****** to the extent such future patents are included within Debiotech Intellectual Property for use in the Field.

8.9 Feasibility of Development Program. Debiotech represents that it reasonably believes that the Development Program can be successfully completed within the timeframes set forth in this Agreement and the manufacturing costs set forth in Exhibit B.

******	- Material has been omitted and filed separately with the Commission.

8.10 Data. Debiotech represents that all test data presented to Animas during the due diligence are correct, accurate and true.

8.11 Indemnification. Debiotech shall indemnify, defend and hold harmless Licensees, their respective successors and assigns, and their respective agents, officers, employees, representatives and directors from and against claims made against them by third parties, including any and all actions, suits, damages, claims, loss or liabilities (including, without limitation, reasonable attorneys’ fees and costs of collection) arising out of or caused by a breach by Debiotech of any of its representations made in this Article 8. Notwithstanding the foregoing, Debiotech’s indemnification obligations set forth in this Section shall not apply with respect to any claims by Licensees that Debiotech Intellectual Property infringes the intellectual property of such Licensee.

Licensee shall promptly notify Debiotech of such claim. Debiotech shall have the right to assume and control the defense, direct the investigation, and control the settlement of each such claim, provided that, Debiotech shall not settle the claim or otherwise consent to a judgment relating to such claim without the prior written consent of the Licensee (such consent not to be unreasonably withheld or delayed). Licensee shall be permitted to participate to any proceedings at its own expense.

Debiotech and Licensee shall fully cooperate with each other in connection with the defense of such claim, including by furnishing all available documentary or other evidence as is reasonably requested by the other.

If Debiotech elects not to settle or defend such claim, the Licensee shall (at the expense of Debiotech) have the right to assume the defense of such claim and shall have the right to settle (with the prior written consent of Debiotech, such consent not to be unreasonably withheld or delayed).

******	- Material has been omitted and filed separately with the Commission.

9. Limitations of Liability

9.1	EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, NEITHER PARTY MAKES ANY REPRESENTATIONS OR WARRANTIES, ORAL OR WRITTEN, EXPRESS OR IMPLIED, ARISING FROM COURSE OF DEALING, COUSE OF PERFORMANCE, USAGE OF TRADE, OR OTHERWISE, INCLUDING IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR TITLE.

9.2	EACH PARTY’S TOTAL AGGREGATE LIABILITY FOR DAMAGES UNDER THIS AGREEMENT SHALL UNDER NO CIRCUMSTANCES EXCEED $ 5 MILLION, EXCEPT AS PROVIDED BELOW (PROVIDED THAT DEBIOTECH’S LIABILITY FOR DAMAGES SHALL BE REDUCED TO $ 1.5 MILLION IF ANIMAS RECOVERS THE TERMINATION PAYMENT PURSUANT TO SECTION 15.1(C) OF THIS AGREEMENT). UNDER NO CIRCUMSTANCES SHALL EITHER PARTY BE LIABLE TO THE OTHER OR ANY OTHER PERSON FOR LOST REVENUES, LOST PROFITS, LOSS OF BUSINESS, OR ANY INCIDENTAL, INDIRECT, EXEMPLARY, CONSEQUENTIAL, SPECIAL, OR PUNITIVE DAMAGES OF ANY KIND, WHETHER OR NOT FORESEEABLE, EVEN IF ONE PARTY HAS BEEN ADVISED OR WAS AWARE OF THE POSSIBILITY OF SUCH LOSS OR DAMAGE. THE FOREGOING LIMITATIONS SET FORTH IN THE TWO PREVIOUS SENTENCES SHALL NOT APPLY WITH RESPECT TO (i) EITHER PARTY’S INDEMNIFICATION OBLIGATIONS UNDER THIS AGREEMENT, (ii) BREACHES BY EITHER PARTY OF THE OTHER PARTY’S INTELLECTUAL PROPERTY RIGHTS, (iii) BREACHES BY DEBIOTECH OF THE LICENSE GRANTED ANIMAS IN THIS AGREEMENT, (iv) BREACHES BY ANIMAS OF SECTION 2.4 OF THIS AGREEMENT, OR (v) FRAUDULENT MISREPRESENTATIONS.

9.3	The representations made by each Party under this Agreement and the obligations of each Party under this Agreement, run only to the other Party, and not to any Affiliate, sublicensee, customer or any other Person. Under no circumstances shall any Affiliate of the other Party, its customers, or any other Person be considered a third party beneficiary of this Agreement or otherwise entitled to any rights or remedies under this Agreement.

10. Lawsuits by Others Alleging Infringement of Debiotech Pump.

10.1 Infringement Claims by Third Parties. In the event that a third party, other than a Licensee, asserts any claim or cause of action alleging that the Debiotech Pump System (i) infringes of a patent or copyright of another person, or (ii) unlawfully

******	- Material has been omitted and filed separately with the Commission.

discloses or uses or misappropriates a trade secret or other intellectual property right of a third person, Animas shall have the right to assume control and direct the investigation, defense and settlement of each such claim.

Animas shall keep Debiotech fully informed of all developments of the case, including any counterclaims made by Animas. Animas shall, to the extent legally permissible and without waiving attorney client privilege, (a) provide Debiotech with copies of all pleadings, discoveries and other relevant material (including discussion papers, submissions, opinions, technical evaluations, expert or witness statements and any other material contemplated to be used in the proceedings or otherwise relevant to the proceedings, whether in draft or final form), and (b) allow, except to the extent it would prove impracticable, participation in defense strategy discussions; provided that, Debiotech shall agree to appropriate confidentiality undertakings. Debiotech and its agents, representatives and employees shall at all times have the right, at its own cost, to participate in the defense (and assume the defense if Animas does not act in good faith in defending the claim).

The Parties shall fully cooperate with each other in connection with the defense of such claim, including by furnishing all available documentary or other evidence as is reasonably requested by the other.

Animas shall not, to the extent reasonably practicable, settle the claim or otherwise consent to an adverse judgment in such claim without the express written consent of Debiotech, which consent shall not be unreasonably withheld or delayed. In the event that Debiotech reasonably withholds its consent, whether such consent is requested before or after the settlement is reached, the provisions of Section 10.3 of this Agreement shall not apply.

10.2 Claims by Licensees. In the event that a Licensee asserts any claim or cause of action for patent or copyright infringement, unlawful disclosure or use or misappropriation of a trade secret or other intellectual property right against another Licensee or Debiotech in connection with the Debiotech Pump System, Animas shall be solely responsible in connection with such claim and the provisions of Section 10.3 shall not apply.

******	- Material has been omitted and filed separately with the Commission.

10.3 Royalty Offset. Subject to the limitations below in this Section 10.3, Debiotech shall reimburse Animas for the lesser of (i) ****** of all license fees, costs, settlement fees, expenses, damages and liabilities, including reasonable counsel fees and expenses , incurred by Licensees as a result of any third party claim under Section 10.1 of this Agreement and (ii) ****** of the aggregate royalties received pursuant to Article 4 and of the estimated future royalties to be received of the date of the assessment of such Infringement Costs. Such payment shall be referred to as an “Infringement Payment” and shall be credited in full against ****** of all royalties falling due to Debiotech under this Agreement thereafter. Debiotech shall have no obligation to make an Infringement Payment if the claims are based on technology sourced from or developed by Licensees (including Pump Controller and Infusion Sets sourced or developed by Animas). To the extent the Parties resolve differences regarding this Section 10.3, the Parties shall submit the matter to baseball arbitration pursuant to Section 16.2 of this Agreement.

10.4 Cooperation. If, prior to Commercial Launch, either party finds intellectual property of a third party that could potentially prevent or restrict commercialization of the Debiotech Pump System in accordance with the Specifications, the parties shall work together to develop an alternate design or a solution not to infringe the third party intellectual property rights.

11. Product Liability.

11.1 Indemnification by Animas. Animas shall indemnify, defend and hold harmless Debiotech, its agents, officers, employees, representatives and directors from and against any and all third party actions, suits, damages, claims, losses or liabilities (including, without limitation, reasonable attorneys’ fees and costs of collection) arising out of or caused by an allegedly defective product. Animas shall have no obligation under this Section 11.1 to the extent such claim arises out of or is caused by the dishonesty or wanton carelessness of Debiotech.

Debiotech shall promptly notify Animas of such claim. Animas shall have the right to assume and control the defense, direct the investigation, and control the settlement of each such claim. Debiotech shall be permitted to participate to any proceedings at its own expense.

The Parties shall fully cooperate with each other in connection with the defense of such claim, including by furnishing all available documentary or other evidence as is reasonably requested by the other.

If Animas elects not to settle or defend such claim, Debiotech shall (at the expense of Animas) have the right to assume the defense of such claim and shall have the right to

******	- Material has been omitted and filed separately with the Commission.

settle (with the prior written consent of Animas, such consent not to be unreasonably withheld or delayed).

     11.2 Insurance Requirements.

Animas agrees that it will maintain the levels of insurance it has as of the Agreement Date and Debiotech agrees (except to the extent that purchasing such levels of insurance would be unreasonable from a commercial point of view ) that it will maintain at least ****** in insurance coverage, in each case at such party’s sole cost and expense. Commencing with the clinical testing of the Debiotech Pump on human patients, Animas agrees to maintain in effect and deliver to Debiotech a certificate regarding a comprehensive general liability insurance in which Debiotech is an additional insured in an aggregate amount of at least ******, except to the extent that purchasing such levels of insurance would be unreasonable from a commercial point of view.

12. Indemnification by Debiotech Outside Scope of this Agreement.

12.1	Notwithstanding the provisions of Sections 10.1 and 11.1 of this Agreement, Animas shall have no obligation to defend or indemnify Debiotech, Debiotech’s sub-licensees or any third party and Debiotech shall indemnify and hold harmless Licensees, their respective successors and assigns and their respective agents, representatives, officers, directors and employees from and against claims made against them by third parties, including any and all actions, suits, claims, losses, damages, costs and expenses, arising out of or caused by (i) the licensing by Debiotech of Debiotech Intellectual Property to third parties, (ii) the licensing of jointly developed intellectual property to third parties, or (iii) any use by Debiotech and Debiotech’s sub-licensees of the Debiotech Intellectual property, any jointly developed intellectual property by Debiotech, or any future inventions outside the Field of Use. For the avoidance of doubt, liabilities include, but are not limited to: (x) any product liability or other claim of any kind related to use by a third party of Debiotech Intellectual Property or any jointly developed intellectual property; (y) a claim by a third party that the Debiotech Intellectual Property or jointly developed intellectual property infringes or violates any patent, copyright, trade secret, trademark or other intellectual property right of such third party; and (z) claims arising from clinical trials or studies conducted by or on behalf of Debiotech, its Affiliates, sublicensees, assignees or vendors or third parties relating to the Debiotech Intellectual Property or jointly developed intellectual property rights, such as claims by or on behalf of a human subject of any such trial or study.

******	- Material has been omitted and filed separately with the Commission.

13. Ownership of Inventions and Protection of Trade Secrets.

13.1 Future Inventions. Inventions made by Debiotech employees and consultants shall be the sole property of Debiotech. Such inventions made during the Royalties Term shall be included within Debiotech Intellectual Property, so as to subject them to the License, with no additional consideration payable by any Licensee.

Inventions made by Animas Group employees and consultants shall be the sole property of Animas Group. Animas hereby grants to Debiotech a royalty-free exclusive worldwide license for use outside of the Field, including the right to sublicense, under any such invention made during the Royalties Term specifically relating to the design or manufacture MEMS chips, but no license is granted to inventions relating to micro-pumps irrespective of whether or not such micro-pumps utilize a MEMS Chip.

Inventions made by employees and consultants of both Animas Group and Debiotech shall be the joint property of both parties with such inventions being part of the Licensed Patents, Animas Group having an exclusive right, even as to Debiotech, to such joint inventions in the Field with no further consideration, and Debiotech having an exclusive right, even as to Animas Group, to such joint inventions for use outside of Field worldwide with no further consideration. If such joint invention specifically involves MEMS technology, Debiotech shall be responsible for prosecution and maintenance of patents; otherwise Animas shall be responsible for prosecution and maintenance of patent.

13.2 Future Developments of IP. Debiotech shall keep Animas regularly informed of any future development of the MEMS Pump made by Debiotech during the Royalties Term and such development shall be included in Debiotech Intellectual Property so as to subject such development to the License, with no additional consideration payable by Licensees. However, to the extent such future development is requested by Animas, Animas shall reimburse Debiotech at rates as provided for in Exhibit C for the actual cost incurred to develop such future development to the extent such development is beyond the parameters and scope of Exhibit B or the costs necessary to transfer the technology requested by Animas.

Animas shall keep Debiotech informed of (i) any developments to the MEMS Pump made by Animas Group employees and consultants during the Royalties Term and (ii) any developments to the then current manufacturing processes made during the Royalties Term. Debiotech shall have non-exclusive rights outside of the Field to use any developments of the MEMS Pump made by Animas Group during the Royalties Term, with the right to sublicense. The rights of Debiotech set forth in this paragraph shall be referred to as “Section 13.2 Rights”.

******	- Material has been omitted and filed separately with the Commission.

13.3 New Technology. Provided that no Change of Control has occurred, Debiotech shall give Animas a right of first refusal with regard to any proposed license or transfer of rights by Debiotech to any new technology in the Field (not included within Debiotech Intellectual Property as Animas already has exclusive rights to the Debiotech Intellectual Property) (“Transfer”) on terms at least as favorable as those offered to any third party, if applicable. Notwithstanding the foregoing, such right of first refusal shall not apply to the extent any Transfer is solely related to a reorganization of Debiotech, the end result of which (after the closing of all such transactions) is no change in the ultimate ownership or control of such new technology.

               (a) Notice. Debiotech shall provide Animas with written notice of a Transfer opportunity. Such notice shall include the terms of the proposed Transfer, including proposed scope, consideration, and other material terms, but not the third party with whom a Transfer would be contemplated (the “ROFR Notice”).

               (b) Animas Answer. Animas shall respond to Debiotech within thirty (30) days following receipt of the ROFR Notice, indicating either (i) declination of the proposed Transfer; or (ii) Animas’s interest to the proposed Transfer on the material terms contained in the ROFR Notice. In the event that Animas fails to provide Debiotech with written notice of any kind, such silence shall be deemed a declination of the proposed Transfer.

               (c) Negotiations. Animas and Debiotech shall, for a period not less than forty-five (45) days from Debiotech’s receipt of the Animas notice indicating interest, negotiate in good faith to reach agreement and finalize mutually satisfactory documentation (whether a full agreement or a binding term sheet) relating to the proposed Transfer.

               (d) Third Parties. In the event that Animas declines the proposed Transfer, or if Debiotech and Animas cannot agree on the terms of a definitive transaction, then Debiotech shall be allowed to enter into definitive agreements with any third party and consummate the proposed Transfer, provided that the terms and conditions (including financial) contained in the definitive agreement are not less favorable to Debiotech than those contained in the latest ROFR Notice.

13.4 Application for and Prosecution of Patents. At its sole expense, Debiotech shall diligently file, and prosecute applications for Licensed Patents in the Major Countries, Japan and Canada (collectively, the “Group A Countries”) and in such other countries (the “Group B Countries”) as Animas may request, and, except as provided below in this Section 13.4, and shall maintain any patents issued thereon by payment of all required renewal or maintenance fees or taxes. Debiotech will make all initial Group A Country filings using a Patent Cooperative Treaty filing and will

******	- Material has been omitted and filed separately with the Commission.

use the same Patent Cooperative Treaty filing for the Group B Countries to the extent available.

If Debiotech determines that the costs of maintaining a patent in any of the Group B countries exceeds the value of doing so Debiotech may, not later than sixty (60) days prior to the last date on which payment must be made to maintain the patent, give written notice to Animas enclosing a copy of the patent, stating the amount required to be paid periodically to maintain such patent, and offering to assign such patent to Animas. If Animas elects to accept Debiotech’s offer to assign such a patent, Debiotech shall execute such documentation of such assignment as Animas may reasonably require and Animas shall grant to Debiotech a worldwide, non-exclusive, perpetual and royalty-free license under such patent outside of the Field. If Animas elects not to accept Debiotech’s offer to assign such patent, Debiotech may abandon such patent.

Debiotech will interact directly with patent agents and law firms on all patent prosecution and patent maintenance matters related to the Licensed Patents and will copy Animas on all material correspondence related thereto. Debiotech shall instruct the patent agents and law firms to provide Animas directly with any information reasonably requested by Animas. With respect to any matter involving Licensed Patents, Debiotech agrees to use all reasonable efforts to notify Animas in writing at least thirty (30) days prior to the due date or deadline for any action which could jeopardize maintenance of any patent in any country.

Debiotech shall inform Animas of the patent agents and law firms providing legal services relating to the Licensed Patents and jointly developed intellectual property which will be performed on behalf of Animas. Debiotech will authorize such patent agents and law firms to inform Animas, at any time upon request and at the cost of Animas, of the status of each such patent and/or patent application. The designated patent agents and law firms shall invoice Debiotech directly for all work relating to the filing, prosecution and maintenance of the Licensed Patents. Debiotech is responsible for the payment of all charges and fees so invoiced by patent agents and law firms. In the event Debiotech would fail to make the necessary payment, Animas shall have the right to make any such payment directly to the patent agents and law firms, which shall be off-set against any payments otherwise due to Debiotech under this Agreement.

13.5 Infringement of Debiotech Intellectual Property. In the event that Debiotech or a Licensee knows or suspects that a third party infringes Debiotech Intellectual Property in the Field, it shall notify Animas or Debiotech about such infringement.

Animas may, in its sole discretion, pursue parties that it believes in good faith infringe upon Debiotech Intellectual Property and control and direct the investigation,

******	- Material has been omitted and filed separately with the Commission.

prosecution and settlement of each such claim. In such case, any amounts recovered from an infringer of Debiotech Intellectual Property in the Field, including settlements for past-infringement, damages, and judgments against the infringing party, shall be applied first to pay or reimburse the costs incurred by Animas and Debiotech for proceeding against such infringer, and then shall be split between the parties, ****** for Debiotech and ****** for Animas. If Animas and infringing party agree to sublicense of Debiotech Intellectual Property, Debiotech shall receive ****** of all sublicense fees (in accordance with Section 3.6 of this Agreement) after reimbursement for costs incurred by Animas and Debiotech for proceeding against such infringer, if not already paid by settlement fees, if any.

If Animas elects not to pursue such party that infringes, Debiotech may do so, at its sole expense. In such case, any amounts recovered from an infringer of Debiotech Intellectual Property in the Field, including settlements for past-infringement, damages, and judgments against the infringing party, shall be applied first to pay or reimburse the costs incurred by Debiotech and Animas for proceeding against such infringer, and then shall paid 100% for Debiotech. If Debiotech, Animas, and infringing party agree to sublicense Debiotech Intellectual Property to a third party, Debiotech shall receive ****** of all sublicense fees (in derogation to Section 3.6 of this Agreement) after reimbursement for costs incurred by Animas and Debiotech for proceeding against such infringer, if not already paid by settlement fees, if any.

Debiotech and Animas shall fully cooperate with each other in connection with any such proceeding.

14. Confidentiality and Nonsolicitation.

14.1 Identified Information. For purposes of this Agreement, “Confidential Information” shall mean information, data or material deemed proprietary by disclosing party and which may be marked, or, if orally transmitted, designated as “Confidential” by disclosing party and not generally known by the public. Confidential Information also includes any information described above which disclosing party obtains from another party and which disclosing party treats as proprietary or designates in writing as Confidential Information, whether or not owned or developed by disclosing party. Confidential Information includes, but is not limited to, the following types of information and other information of a similar nature (whether or not reduced to writing): discoveries, ideas, concepts, software in various stages of development, techniques, models, data, documentation, user manuals, diagrams, flow charts, consulting methods and techniques, research, development, processes, procedures, “know-how”, marketing techniques and materials, marketing and development plans, customer names and other information related to customers, price lists, pricing policies and financial information, methods of production, and specialized recovery equipment and techniques. Confidential Information shall further include data

******	- Material has been omitted and filed separately with the Commission.

regarding business practices, pricing, product philosophy, and position relative to competitors. For the avoidance of doubt Confidential Information shall include information deemed confidential under the confidentiality agreement between the parties dated July 6, 2004.

14.2   Standard of Care. Each Party will use the same efforts to protect such Confidential Information of disclosing party as they use to protect its own proprietary information and data. Disclosure of the Confidential Information shall be restricted to those individuals who are participating in the proposed transaction solely on a “need to know” basis and who are advised of this Agreement and agree to be bound by its terms, or as otherwise may be required by law. Such obligation shall continue for so long as disclosing party treats the Confidential Information as confidential. This provision shall not restrict disclosure of information for the purpose of obtaining patents or meeting regulatory requirements, or the disclosure of information otherwise required to be disclosed by law. A recipient of information shall have no obligation of confidentiality with respect to information that (i) was in the possession of the recipient before receipt from the disclosing party, (ii) is or becomes publicly available through no fault of the recipient, or (iii) is lawfully acquired by the recipient from a third party having the right to disclose such information.

Each party shall require that its employees, agents and consultants who receive confidential information of the other party shall not disclose such information except as the recipient is entitled to, or to other employees, agents and consultants of the recipient who have a need to know for a business purpose of the recipient and are under a similar confidentiality obligation.

14.3   Disclosure of Agreement. This Agreement shall remain confidential, except as required by law, including US securities laws. Both parties agree to make a press release, upon signing this Agreement. Any press release or public disclosure by one party relating to this Agreement shall require the prior consent of the other party, not to be unreasonably withheld, except as required by law, including US securities laws, and except to the extent such public disclosure would be limited to information previously publicly disclosed by the other party or cleared for disclosure by the other party, provided that, neither party shall use quoted statements of the other without prior consent.

To the extent it is reasonably necessary for one party to give access to this Agreement to a third party which needs it in connection with a proposed business or legal transaction, such party shall have the right to make it available to said third party provided a strict confidentiality agreement has been secured prior thereto.

14.4   Nonsolicitation.

******	- Material has been omitted and filed separately with the Commission.

Each Party agrees that, for a period ending three (3) years after completion of the Manufacturing Program, it will not, directly or indirectly, on its own behalf or on behalf of any Affiliate, employ, endeavor to employ, solicit or induce to leave any of the other Party’s management, engineers or technicians who are, or were employed by the other party within two years prior thereto.

15. Termination and Default.

15.1 Termination by Animas.

(a)	Termination for Convenience. Animas may, at any time after the payment to Debiotech has been made pursuant to Section 3.1 of this Agreement and the License Shares have been delivered to Debiotech pursuant to Section 3.2 of this Agreement, give notice to Debiotech electing to terminate its rights under the License.

(b)	Default of Debiotech. If Debiotech materially breaches any provision of this Agreement, Animas may give written notice to Debiotech specifying the nature of such breach in reasonable detail and Debiotech shall have ninety (90) days (after receipt of Animas’ written notice) in which to cure such breach. Animas may terminate this Agreement immediately if such material breach remains uncured after such ninety (90) days cure period. The parties agree that, except in cases in which the breached obligation of Debiotech would involve a duty to achieve a specific result, and in particular with respect to all Debiotech’s obligations pursuant to Section 5.1 of this Agreement, the resumption of reasonable commercial efforts and not the achievement of any specific result by Debiotech shall be deemed to be a cure by Debiotech.

For the avoidance of doubt, the parties acknowledge that if Debiotech is in default under this Agreement, Animas may seek all remedies available to it under this Agreement or under the governing law (subject to the limitations contained in this Agreement), including, without limitation, submitting the matter to the arbitration provisions of Section 16.1, and is not required to terminate this Agreement.

(c)	Termination with Termination Payment. Provided a Change of Control has not occurred, Animas may terminate this Agreement in the event (i) Debiotech is not successful, despite using reasonable commercial efforts, in developing the MEMS Pump, including MEMS Chip, and Pump Accessories (except for the Infusion Accessories) according to the Specifications by ****** (or such extension date as provided in Section 5.6 of this Agreement), or (ii) ****** have not been sold or placed to end-users within ****** following Commercial Launch (provided Animas may terminate only as long as

******	- Material has been omitted and filed separately with the Commission.

****** have not yet been placed). If Animas terminates this Agreement pursuant to this Section 15.1(c), the termination payment set forth in Section 15.3 (b) of this Agreement will be payable by Debiotech. Such termination right and termination payment shall be Animas’ sole remedy and such termination payment, or a portion thereof, shall not be due to the extent Animas has recovered damages under Section 9.2 of this Agreement.

(d)	Termination for Bankruptcy. If Debiotech is adjudicated bankrupt, if bankruptcy, insolvency, reorganization, debt adjustment or liquidation proceedings, including an involuntary proceeding, are instituted against Debiotech and not dismissed within one hundred eighty (180) days after the institution thereof, if a receiver or trustee is appointed for Debiotech and its assets, or if Debiotech makes a general assignment for the benefit of its creditors, Animas may terminate this Agreement immediately.

15.2 Termination by Debiotech

(a)	Termination for Payment Default by Animas. If Animas fails to make the payment required by Section 3.1 of this Agreement or fails to deliver the License Shares required by Section 3.2 of this Agreement, Debiotech may give written notice to Animas specifying the default and Animas shall have fifteen (15) days in which to cure such default (if Animas failed to make the payment required by Section 3.1 of this Agreement) or thirty (30) days in which to cure such default (if Animas failed to deliver the License Shares required by Section 3.2 of this Agreement). Debiotech may terminate this Agreement immediately if such default remains uncured after such cure period.

(b)	Termination for Other Material Default by Animas. If Animas materially breaches Section 2.4, 2.6 or 3.5 of this Agreement, Debiotech may give written notice to Animas specifying the nature of such breach in reasonable detail and Animas shall have ninety (90) days in case of breach of Section 2.4 or 2.6, fifteen (15) days in case of breach of Section 3.5 (after receipt of Debiotech’s written notice) in which to cure such breach. Debiotech may terminate this Agreement immediately if such material breach remains uncured after such applicable cure period. The parties agree that, except in cases in which the breached obligation of Animas would involve a duty to achieve a specific result, the resumption of reasonable commercial efforts and not the achievement of any specific result by Animas shall be deemed to be a cure by Animas. In the event a Sub-licensee materially breaches Section 2.4 of this Agreement, Debiotech may give written notice to Animas specifying the nature of such breach in reasonable detail and Animas shall have ninety (90) days in which to cure such breach or terminate such sublicense agreement. Debiotech may terminate this Agreement, in addition to other remedies, if such material breach remains uncured after such ninety (90)

******	- Material has been omitted and filed separately with the Commission.

days cure period and the sublicense agreement has not been terminated. For the avoidance of doubt, for purposes of the previous sentence, if the Sub-licensee’s activities causing the breach effectively cease, such cessation shall be deemed a cure of the breach. For the avoidance of doubt, Animas shall not be considered in material breach of Section 2.4 if the actions or activities causing such breach are beyond the reasonable control of Licensees (which control may require reasonable additional features and/or labeling to limit use outside the Field, without the need to obtain additional regulatory approvals).

If there is a dispute as to whether this Agreement has in fact been materially breached, Animas shall be entitled to require that the matter be determined by binding baseball arbitration in accordance with Section 16.2 of this Agreement, in which event the ninety (90)-day period for curing such breach shall not commence until a final decision has been rendered in such arbitration proceeding.

(c)	Termination if Change of Control: (i) In the event a Change of Control occurs prior to Commercial Launch, during the one hundred eighty (180) day period following such Change of Control, Debiotech may, upon sixty (60) days prior written notice, notify Animas of its intent to terminate this Agreement, unless Animas provides adequate assurance to Debiotech (i) that Animas (or its successor) is interested in developing and attempting to commercialize the Debiotech Pump in a manner that is economically feasible and attractive to both parties, and (ii) that Animas will supply adequate resources for such development. Debiotech may terminate this Agreement immediately if adequate assurance of appropriate and effective efforts and resources is not received within such sixty (60) days period.

(ii) Debiotech may, as its sole remedy, terminate this Agreement at any time after a Change of Control if Animas (or its successor) does not spend at least ****** in developing, marketing and/or selling the Pump Products, beginning in the first Year following a Change of Control. For the avoidance of doubt, the ****** minimum spending requirement is not intended to provide any indication as to the level of reasonable commercial efforts to be used under Section 2.6 of this Agreement.

(d)	Termination for Bankruptcy. If Animas is adjudicated bankrupt, if bankruptcy, insolvency, reorganization, Chapter 11, debt adjustment or liquidation proceedings, including an involuntary proceeding, are instituted against Animas and not dismissed within one hundred eighty (180) days after the institution thereof, if a receiver or trustee is appointed for Animas and its assets, or if Animas makes a general assignment for the benefit of its creditors, Debiotech may terminate this Agreement immediately.

******	- Material has been omitted and filed separately with the Commission.

15.3 Consequences of Termination.

Upon termination of this Agreement, under this Section 15,

(a)	Each party shall pay to the other party any amounts actually earned, due and owing under this Agreement through and including the termination date; and, without prejudice to Animas’ right to recover damages, any amount paid by Animas to Debiotech shall be kept by Debiotech (with no restitution to be made) except to the extent expressly provided otherwise; except Animas shall be relieved from any obligation to make any payment pursuant to Section 3.4 of this Agreement unless the Additional License Fee fell due prior to the termination notice.

(b)	In the event of termination pursuant to Section 15.1(c) of this Agreement, Debiotech shall pay Animas $3.5 million in cash.

(c)	Debiotech’s audit rights pursuant to Section 4.7 of this Agreement shall survive for a one-year period following termination. Sections 8.11, 9,10, 11, 12, 14, 15 and 16 of this Agreement shall survive indefinitely following termination.

(d)	Except with respect to a breach pursuant to Section 15.1 (b) or (c), the License and all rights under this Agreement shall become non-exclusive for a period of one hundred eighty (180) days following termination.

(e)	Following such one hundred eighty (180) day transition period, or otherwise immediately following termination pursuant to Section 15.1 (b) or (c),

(i)	Debiotech’s license rights under any Animas invention pursuant to Section 13.1 of this Agreement shall survive and become non-exclusive and extend also in the Field and be non-royalty bearing;

(ii)	Rights to any joint invention pursuant to Section 13.1 of this Agreement shall survive and become non-exclusive and non-royalty bearing for both Animas and Debiotech.

(iii)	Debiotech’s rights to use any Animas development pursuant to Section 13.2 of this Agreement shall survive and be non-royalty bearing. Debiotech’s rights to use any Animas development pursuant to Section 13.2 of this Agreement shall further extend into the Field for a limited period of 2 years following termination date royalty free.

******	- Material has been omitted and filed separately with the Commission.

(iv)	Debiotech’s perpetual license rights under any patent assigned to Animas pursuant to Section 13.4 of this Agreement shall survive and extend also in the Field and be non-royalty bearing.

(v)	Each party shall return to the other party all copies of such other party’s confidential information provided in connection with this Agreement.

(vi)	Animas shall deliver a letter to Debiotech confirming expressly that this Agreement has been terminated and that, except as set forth in Section 13.1, Animas has no further rights to Debiotech Intellectual Property.

(vii)	If Animas decides to discontinue selling and/or distributing the Debiotech Pump in the USA, Animas shall use reasonable commercial efforts to transfer to Debiotech, to the extent allowed by law, any FDA Approval obtained for the Debiotech Pump, together with the FDA Submission and correspondence with the FDA related thereto, promptly after the six months transition period. For the avoidance of doubt, this paragraph is not intended to extend to Animas any additional rights not otherwise set forth in this Agreement.

16. Miscellaneous.

16.1 Mediation and Arbitration. Except as otherwise provided in this Agreement or the Micro-Needle Agreement, any dispute, controversy or claim arising under, out of or relating to this Agreement or the Micro-Needle Agreement, and any subsequent amendments of those Agreements, including, without limitation, their formation, validity, binding effect, interpretation, performance, breach or termination, as well as non-contractual claims, between the parties as well as their Affiliates, shall be submitted to mediation in accordance with the WIPO Mediation Rules. The place of mediation shall be Philadelphia, Pennsylvania. The language to be used in the mediation shall be English.

If, and to the extent that, any such dispute, controversy or claim has not been settled pursuant to the mediation within sixty (60) days of the commencement of the mediation, it shall, upon the filing of a Request for Arbitration by either party, be referred to and finally determined by arbitration in accordance with the WIPO Arbitration Rules. Alternatively, if, before the expiration of the said period of sixty (60) days, either party fails to participate or to continue to participate in the mediation, the dispute, controversy or claim shall, upon the filing of a Request for Arbitration by the other party, be referred to and finally determined by arbitration in accordance with the WIPO Arbitration Rules. The arbitral tribunal shall consist of three (3) arbitrators, one to be appointed by Animas, one to be appointed by

******	- Material has been omitted and filed separately with the Commission.

Debiotech and a third to be appointed by the two arbitrators so selected, or, if they cannot agree on a third arbitrator, by the WIPO Arbitration Center. The place of arbitration shall be Geneva, Switzerland. The language to be used in the arbitral proceedings shall be English.

The decision of the arbitrators shall be final and binding upon the parties, and the expenses of the arbitration (including without limitation any award of arbitration costs to the prevailing party, provided that, as a guidance, the parties expect the arbitrators to limit such costs to be paid by the losing party to an amount not greater than the actual costs incurred by that losing party in presenting its case) shall be paid as the arbitrators determine. The decision of the arbitrators shall be executory, and judgment thereon may be entered by any court of competent jurisdiction. Notwithstanding anything contained in this Section to the contrary, each party shall have the right to institute judicial proceedings for interim relief against the other party or anyone acting by, through or under such other party, in order to enforce the instituting party’s rights hereunder through interim orders for specific performance, injunction or similar equitable relief in connection with a breach of Section 2.1 (Exclusive License) or Section 14 (Confidentiality and Nonsolicitation) hereof.

16.2 Baseball Arbitration. Notwithstanding anything to the contrary contained herein, any dispute which this Agreement explicitly specifies shall be resolved pursuant to this Section 16.2 shall be determined in accordance with the procedure specified in Section 16.1, superseded by the arbitration procedure specified in this Section 16.2.

There shall be no mediation. The Request for baseball Arbitration may be filed by either party at any time before, during or after the period of exchange of proposals described hereunder.

If a party desires to resolve a matter which this Agreement expressly provides shall be determined under this Section 16.2, such party (the “Initiating Party”) shall give written notice to the other party (the “Responding Party”) containing a complete written proposal of the resolution for the matter in dispute. Within ten (10) business days after receipt of any such notice, the Responding Party shall submit to the Initiating Party a written counter proposal. The Initiating Party shall then have two (2) business days after receipt of the counterproposal in which to decide whether to modify its proposal by giving written notice of its revised proposal to the Responding Party. The Responding Party shall then have two (2) business days after receipt of the revised proposal in which to decide whether to modify its proposal by giving written notice of its revised proposal to the Initiating Party. This process shall continue with each party sending alternate proposals to the other party until such time as the earliest of (1) the parties reach agreement on how to resolve the dispute, (2) one of the parties fails to respond within two (2) business days after receipt of a proposal from the other party, or (3) a party determines that it is unwilling to change

******	- Material has been omitted and filed separately with the Commission.

its proposal further. In the event of clause (2) or (3) of the foregoing sentence, either party may give written notice (a “Baseball Notice”) to other of its election to require the submission of their last, best, written proposals (each a “Sealed Proposal”) within three (3) business days after receipt of the Baseball Notice. Each party shall submit its Sealed Proposal directly to the WIPO and the WIPO shall not give any Sealed Proposal to the other party hereto until both such Sealed Proposals have been received by WIPO. If a party fails timely to submit a Sealed Proposal, it shall be deemed to have submitted its last written proposal as its Sealed Proposal.

There shall be no further exchange of written briefs other than the Request for baseball Arbitration and the Answer to the Request and the Sealed Proposals, except with special permission of the arbitral tribunal. Within three weeks after the appointment of the arbitrators, a hearing shall be held. Each party shall be afforded such amount of time as is reasonable for the presentation of its case at the hearing, and the hearing shall be sequenced in such a manner, as the arbitrators shall determine to be commercially reasonable. The arbitrators shall select one of the party’s Sealed Proposals within five (5) business days after conclusion of the hearing. The arbitrators shall be limited to awarding only one or the other of the two Sealed Proposals submitted, without modification. The arbitrator shall be guided by what is equitable under the circumstances and in accordance with the principles set forth in the relevant provisions of this Agreement. The selected Sealed Proposal shall become the arbitrator’s final and binding decision and award, without any modification. Reasons should not be stated in the award issued within five (5) business days as provided hereabove, but should be provided subsequently in a separate document, not to be deemed part of the award.

16.3 Notices. Any notice or election under this Agreement shall be in writing and shall be given by express commercial delivery service or by fax and by certified mail to the intended recipient at its address as indicated below or as changed by notice to the other party given pursuant to this Section 16.1. Notices sent by commercial delivery service for which delivery is refused shall be deemed received as of the date delivery is refused. Notices sent by fax and by certified mail shall be deemed received as of the date of receipt by fax (and if the fax is not received, as of the date of delivery of the certified mail or the refusal thereof). Notices to Animas shall be addressed to:

                    Animas Corporation
                    200 Lawrence Drive
                    West Chester, PA 19380
                    Attention: Katherine D. Crothall
                    fax: 484-568-1407

with a copy to:

******	- Material has been omitted and filed separately with the Commission.

                    Animas Corporation
                    200 Lawrence Drive
                    West Chester, PA 19380
                    Attention: Deborah Lofton
                    Fax: 484-356-1742

Notices to Debiotech shall be addressed to:

                    Debiotech, S.A.
                    28 Avenue de Sevelin
                    CH-1004 Lausanne
                    Switzerland
                    Attention: Dr. Frederic Neftel
                    fax: +41 21 623 6079

with a copy to:

                    Laurent Hirsch
                    8 Rue Eynard
                    CH-1205 Geneva
                    Switzerland
                    fax: +41 22 318 3010

16.4 Governing Law. This Agreement shall be governed first by the Unidroit Principles, International Commercial Contracts 2004. If these Unidroit Principles of International Commercial Contracts 2004 do not provide for an applicable provision they shall be supplemented by the laws of Switzerland.

However, Articles 3.4 and 3.5 of the Unidroit Principles relating to mistake shall not apply (as it is expressly provided in Article 3.19 not to be mandatory) and no party may avoid this Agreement for any mistake.

16.5 Severability. If any provision of this Agreement is invalid or unenforceable in whole or in part in a particular context, the balance of this Agreement shall nevertheless remain in effect and the invalid or unenforceable provision shall be enforced to the extent permissible in accordance with the intent of the parties.

16.6 Assignment. This Agreement (including assignment of contractual rights and transfer of contractual obligations) may not be assigned by Debiotech without Animas’ consent except to Affiliates or to any person who succeeds to all or a substantial portion of the MEMS Pump Business, as long as Debiotech remains jointly and severally liable with the assignee until Commercial Launch. For purposes of

******	- Material has been omitted and filed separately with the Commission.

clarification, the consent requirements contained in this Section 16.6 shall not be required in the case of any proposed transaction or series of simultaneous transactions involving the assets and/or liabilities of Debiotech that are executed in connection with a reorganization of Debiotech, the end result of which (after the closing of all such transactions) is no change in ultimate ownership or control of all or substantially all of the assets relating to the MEMS Pump Business conducted by Debiotech as of the Agreement Date, including all components, contracts, and other assets and liabilities constituting Debiotech Intellectual Property. In the event Debiotech transfers or assigns the MEMS Pump Business or transfers or assigns an Affiliate as described in Section 1.9 of this Agreement, such transfer or assignment shall not diminish any rights of Licensees to intellectual property existing prior to such transfer or assignment, or be disruptive to the Development Program.

This Agreement (including assignment of contractual rights and transfer of contractual obligations) may not be assigned by Animas except to Affiliates or to any person who succeeds to all or a substantial portion of Animas business.

Any attempted assignment of this Agreement in violation of this Section 16.6 without the prior written consent of the other party (not to be unreasonably withheld) shall be null and void.

In the event of a sale of substantially all the MEMS Pump Business to a third party, except as provided in the following sentence, Animas shall not be entitled to any technology and know how owned by Debiotech’s successor other than that associated with the transferred MEMS Pump Business. Any such intellectual property which Debiotech has incorporated in the Debiotech Pump shall be subject to the License.

Notwithstanding anything to the contrary contained in this Agreement, Debiotech shall not be entitled to Section 13.2 Rights on any developments made following a Change of Control; provided, however, Debiotech shall be entitled to Section 13.2 Rights on developments made after a Change of Control only with respect to developments made solely by individuals who were employees of Animas prior to a Change of Control and to the extent that such employee did not use, obtain or have access to any information from Animas’ successor or any new Affiliate of Animas.

16.7 No Joint Venture. This Agreement is intended to create licenses of certain patents, trade secrets and copyrights. Nothing herein shall be deemed to constitute a partnership or joint venture. The Parties are not employees or legal representatives of the other party for any purpose. Neither Party shall have the authority to enter into any contracts or agreements in the name of or on behalf of the other party.

16.8 Waiver. No waiver by either party of any violations or nonperformance by the other party of any of its obligations under this Agreement shall be deemed to be a waiver of

******	- Material has been omitted and filed separately with the Commission.

any subsequent violation or nonperformance of the same or any other covenant, nor shall any forbearance by any party be deemed a waiver by such party of its rights or remedies with respect to a violation or nonperformance.

16.9 Tax Cooperation. All amounts payable by Animas Group under this Agreement shall be reduced for any taxes that are required to be withheld from the payment, and Animas Group will pay such amounts promptly to the relevant governmental agency and provide Debiotech reasonable proof of the payment of such taxes. Each party will reasonably cooperate with the other to provide such forms or other documentation that would preclude the withholding of tax from such payments, and will reasonably cooperate to recover such withheld taxes as appropriate. If any payments to be made hereunder are subject to the payment of value added tax ( or similar tax) by Animas Group, such value added tax shall be paid by Animas in addition to the amounts as stated in this Agreement and each party shall cooperate as reasonably requested by the other to recuperate any value added or other tax which are normally recoupable in the international context.

16.10 Interest. The interest rate applicable to overdue payments shall be 2 points over the LIBOR (London Interbank Offered Rate for US dollars) at one month for the first month of delay, 4 points over the LIBOR (London Interbank Offered Rate for US dollars) at three months for the next three months of delay, and 6 points over the LIBOR (London Interbank Offered Rate for US dollars) at six months for any period thereafter; provided that, the interest rate applicable to payments that are subject to a reasonably arguable dispute shall be 2 points over the LIBOR (London Interbank Offered Rate for US dollars) at six months for the entire period the payments are withheld in good faith. Interest shall be due for the whole period from the date initially due until the date payment is received by the other party, compounded on a six months basis. However, no interest shall be due to the extent payment is made within a grace period of fifteen (15) days after special notice specifying the amount due and requesting payment within the fifteen (15) day period. Interest at such rate shall not be deemed to constitute damages for the purposes of the limitation set forth in Section 9.2 of this Agreement.

16.11 Set-Off. If at any time Animas asserts any claim or cause of action under Section 16.1 or Section 16.2 of this Agreement, then at Animas’ election, Animas may set-off any portion or all of the amounts contained in such claim or cause of action against amounts payable by Animas to Debiotech hereunder, subject to the limitation below. Upon resolution of such claim or cause of action, if it is determined that Animas had set-off a greater amount than the actual damages awarded with respect to such claim or cause of action, Animas shall return such excess amounts, together with interest calculated as hereabove. Any amounts by which such actual damages awarded exceed such amounts previously set-off may continue to be set-off in the sole discretion of Animas. Notwithstanding the foregoing, Animas’ right to set-off any claim against

******	- Material has been omitted and filed separately with the Commission.

royalties due to Debiotech under Section 4.1 of this Agreement shall only apply to royalties in excess of ******.

16.12 Hardship. In the event the conditions upon which the parties rely at the time of entering into this Agreement are drastically modified, so that any party would suffer severe consequences from maintaining the terms of this Agreement, which could not have been reasonably foreseen at the time of entering into this Agreement, the parties agree to discuss in good faith appropriate modifications to the terms of this Agreement in view of the new circumstances and to the extent equitable to both parties (Article 6.2.2 of the Unidroit Principles shall not apply).

16.13 Entire Agreement. This Agreement, including its exhibits, constitutes the entire agreement between the parties pertaining to the subject matter hereof and supersedes all prior and contemporaneous agreements and understanding of the parties, whether written or oral. No amendment or modification of this Agreement shall be valid or binding unless in writing and executed by the party to be bound.

16.14 Headings. The headings for each article and section in this Agreement have been inserted for convenience or reference only and are not intended to limit or expand on the meaning of the language contained in the particular article or section.

******	- Material has been omitted and filed separately with the Commission.

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its duly authorized representatives.

Debiotech S.A.

By:	/s/ Frédéric Neftel	date: 10/29/04

Frédéric Neftel , its CEO

Animas Corporation

By:	/s/ Katherine D. Crothall	date: 10/29/04

Katherine D. Crothall, its CEO

Exhibit A:	Description of Existing Debiotech Intellectual Property
Exhibit B:	Development Plan and Specifications for the Debiotech Pump
Exhibit C:	Debiotech Research & Engineering Costs
Exhibit D:	List of Privileged Shareholders
Exhibit E:	Subscription Agreement
Exhibit F:	intentionally left blank
Exhibit G:	intentionally left blank
Exhibit H:	Royalty Rate Schedule
Exhibit I	deliverables to be provided by Debiotech as part of 510k filing

******	- Material has been omitted and filed separately with the Commission.

Exhibit A

Description of Existing Debiotech Intellectual Property

******

******	- Material has been omitted and filed separately with the Commission.

Exhibit B

Development Plan and Specifications for the Debiotech Pump

******

******	- Material has been omitted and filed separately with the Commission.

Exhibit C

Debiotech Research & Engineering Costs

******

******	- Material has been omitted and filed separately with the Commission.

Exhibit D

List of Privileged Shareholders

Katherine D. Crothall
Graeme Crothall
William A. Graham, IV

Exhibit E

Subscription Agreement

1.	Subscription. The undersigned (the “Subscriber”) hereby subscribes for Four Hundred Thousand (400,000) shares of Common Stock, $0.01 par value (the “Shares”) of Animas Corporation (the “Company”), in partial consideration for the Subscriber granting licenses dated as of the date hereof to the Company of certain technology. The parties acknowledge and agree that the consideration from Subscriber for the Shares shall be the product of 400,000 multiplied by the last reported sale price of one share of the Company’s Common Stock as reported on the Nasdaq National Market on the last trading day immediately preceding the date of this Agreement.

2.	Representations, Warranties and Covenants of the Subscriber. By executing this Subscription Agreement (the “Agreement”), the Subscriber makes the following representations, declarations, warranties and covenants to the Company, with the intent and understanding that the Company will rely thereon:

a.	The Shares have not been registered under the Securities Act of 1933, as amended (the “Securities Act”) or any state securities laws. Subscriber understands that the offering and sale of the Shares are intended to be exempt from registration under the Securities Act, by virtue of Section 4(2) thereof and the provisions of Regulation D promulgated thereunder, based, in part, upon the representations, warranties and agreements of Subscriber contained in this Agreement. Subscriber is aware that the Shares are “restricted securities” and that it must bear the substantial economic risks of the investment in the Shares indefinitely because the Shares may not be sold, hypothecated or otherwise disposed of unless subsequently registered under the Securities Act and applicable state securities laws or an exemption from such registration is available. Subscriber is familiar with Rule 144 promulgated under the Securities Act and understands the resale limitations imposed thereby and by the Securities Act and the rules thereunder generally. Subscriber understands that legends shall be placed on any Share certificates to the effect that they have not been registered under the Securities Act or applicable state securities laws and appropriate notations thereof will be made in the Company’s stock books.

b.	Subscriber has adequate means of providing for its current financial needs and foreseeable contingencies and has no need for liquidity of the investment in the Shares for an indefinite period of time. Subscriber has significant prior investment experience, including investment in non-listed and nonregistered securities. Subscriber is knowledgeable about investment considerations and risk factors in similar companies. Subscriber’s overall commitment to investments which are not readily marketable is not excessive in view of its net worth and financial circumstances and the purchase of the Shares will not cause such commitment to become excessive. The investment is a suitable one for Subscriber. Subscriber meets the requirements of at least one of the definitions of an “accredited investor” as defined in Rule 501(a) of Regulation D under the Securities Act.

c.	Subscriber has full power and authority to accept the Shares and to execute and deliver this Agreement and all other related agreements or certificates and to carry out the provisions hereof and thereof, and make an investment in the Company, and this Agreement constitutes a legal, valid and binding obligation of Subscriber enforceable in accordance with its terms. The execution of this Agreement will not violate or be in conflict with any order, judgment, injunction, agreement or controlling document to which Subscriber is a party or by which it is bound.

d.	Neither the Securities and Exchange Commission nor any state securities commission has approved the Shares.

e.	Subscriber and the Subscriber’s accountants, lawyers and financial advisors, if any (the “Advisors”), had the opportunity to obtain any information, to the extent the Company had such information in Company’s possession or could acquire it without unreasonable effort or expense, to verify the accuracy of the information and all documents received or reviewed in connection with the acquisition of the Shares and have had the opportunity to ask representatives of the Company questions and receive answers concerning the terms and conditions of this particular investment.

f.	Subscriber is unaware of, is in no way relying on, and did not become aware of the offering of the Shares through or as a result of, any form of general solicitation or general advertising including, without limitation, any article, notice, advertisement or other communication published in any newspaper, magazine or similar media or broadcast over television or radio, in connection with the offering and sale of the Shares and did not become aware of the offering of the Shares and is not purchasing the Shares through or as a result of any seminar or meeting to which Subscriber was invited by, or any solicitation of a subscription by, a person not previously known to it in connection with investments in securities generally.

g.	Subscriber has taken no action which would give rise to any claim by any person for brokerage commissions, finders’ fees or the like relating to the Shares or the transactions contemplated hereby and thereby.

h.	Subscriber or its representative, as the case may be, together with the Advisors, have such knowledge and experience in financial, tax, and business matters, and, in particular, investments in the Shares, so as to enable them to utilize the information made available to them in connection with the offering of the Shares to evaluate the merits and risks of an investment in the Shares and to make an informed investment decision with respect thereto.

i.	Subscriber is not relying on the Company or any of its employees or agents with respect to the legal, tax, economic and related considerations of an investment in the Shares, and Subscriber has relied on the advice of, or has consulted with, only its own Advisors.

j.	Subscriber is acquiring the Shares solely for its own account for investment and not with a view to resale or distribution thereof, in whole or in part. Subscriber has no contract, undertaking, agreement or arrangement, formal or informal, oral or written, with any person to sell or transfer all or any part of the Shares, and Subscriber has no plans to enter into any such contract, undertaking, agreement or arrangement.

k.	Subscriber represents to the Company that the representations and warranties and any information which Subscriber has heretofore furnished or furnishes with this Agreement to the Company are true, complete and accurate and may be relied upon by the Company in

******	- Material has been omitted and filed separately with the Commission.

determining the availability of an exemption from registration under Federal and state securities laws in connection with the offering of the Shares. Subscriber further represents and warrants that Subscriber will notify and supply corrective information to the Company immediately upon the occurrence of any change therein occurring prior to the Company’s issuance of the Shares.

l.	Within five days after receipt of a request from the Company, Subscriber will provide such information and deliver such documents as may reasonably be necessary to comply with any and all laws and ordinances to which the Company is subject.

m.	Any certificate(s) evidencing the Shares will bear a legend substantially similar to the following:

     THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR THE SECURITIES LAWS OF ANY STATE. THE SHARES MAY NOT BE TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN EXEMPTION THEREFROM UNDER SUCH ACT AND SUCH LAWS.

3.	Registration Rights.

a.	Definitions.

1.	“Business Day” means any day other than a Saturday, Sunday or a day on which banks are authorized to close in the Commonwealth of Pennsylvania.

2.	“Registrable Securities” means the Shares until the earlier of the date on which (i) a registration statement covering such Securities has been declared effective by the Commission and such Securities have been disposed of pursuant to such effective registration statement, (ii) such Securities are sold under circumstances in which all the applicable conditions of Rule 144 (or any similar provisions then in force) under the Securities Act are met, or such Securities may be sold in a single transaction under Rule 144(k) (or any similar provision then in force) under the Securities Act, (iii) the Company has delivered a new certificate or other evidence of ownership for such Securities not bearing a legend restricting further transfer and such Securities may be resold without registration under the Securities Act, or (iv) such Securities shall cease to be held by Subscriber.

3.	“Registration Statement” means the registration statements of Company relating to the registration for sale of Securities (as defined below), including the prospectus included therein, all amendments and supplements thereto (including post-effective amendments) and all exhibits and material incorporated by reference therein.

******	- Material has been omitted and filed separately with the Commission.

4.	“Securities” means shares of Common Stock, $0.01 par value of the Company.

b.	Piggyback Registration Rights.

1.	Whenever Company proposes to register any Securities for the account of any of its stockholders under the Securities Act, which Securities include shares of the Company’s Common Stock held by stockholders not having any contractual registration rights, and not including any registration relating to employee benefit plans, Company shall give Subscriber written notice of Company’s intent to do so no later than two (2) Business Days after the filing date of the Registration Statement effecting such registration. Within two (2) Business Days after the receipt of such notice, Subscriber shall give Company written notice stating the number of shares of Registrable Securities it wishes to be registered. Company will use commercially reasonable efforts to cause to be included in such registration all of the Registrable Securities that Subscriber requests to be registered subject to any limitations pursuant to Section 3(b)(2) below; all to the extent requisite to permit the sale by the Subscriber of such Registrable Securities in accordance with the method of sale applicable to the other Securities included in such Registration Statement on behalf of the other selling stockholders; provided, however, that if, at any time after giving written notice of its intention to register any Securities and prior to the effective date of a Registration Statement filed in connection with such registration, the Company shall determine for any reason not to register or to delay registration of such securities, the Company may, at its election, give written notice of such determination to Subscriber and, thereupon: (a) in the case of a determination not to register, shall be relieved of its obligation to register any Registrable Securities in connection with such registration, and (b) in the case of a delay in registering, shall be permitted to delay registering any Registrable Securities for the same period as the delay in registering such other securities.

2.	The Company shall not be obligated to include any Registrable Securities in a registration statement filed on Form S-4, Form S-8 or such other similar successor forms then in effect under the Securities Act. If a Registration Statement involves an underwritten offering and the managing underwriter advises the Company in writing that, in its opinion, the number of securities requested to be included in such Registration Statement exceeds the number which can be sold in such offering without adversely affecting the offering, the Company will include in such Registration Statement only the number of such securities, if any, which the Company is so advised can be sold in such offering without adversely affecting the offering, determined as follows. The Subscriber acknowledges and agrees that its shares will only be included after all Securities desired to be included by the Company or by any party with contractual registration rights are included. Thereafter, the Subscriber’s

******	- Material has been omitted and filed separately with the Commission.

shares will only be included to the extent determined by multiplying (a) the remaining Securities able to be registered as determined by the managing underwriter, by (b) the fraction of (i) the number of Registrable Securities that the Subscriber proposes to include in such registration divided by (ii) the total number of Securities proposed to be sold in such offering by all remaining holders without contractual registration rights.

c.	Holdback Agreement. If Company at any time shall register shares of Securities under the Securities Act (including any registration pursuant to Section 3) for sale to the public, upon request and if required by the managing underwriter, then Subscriber shall not (provided Subscriber is participating in such registration) sell publicly, make any short sale of, grant an option for the purchase of, or otherwise dispose publicly of, any shares of Registrable Securities (other than those Securities included in such registration pursuant to Section 3) without the prior written consent of Company or the managing underwriter of the offering for a period designated by Company in writing, which period shall not begin more than ten (10) days prior to the effectiveness of the registration statement pursuant to which such public offer will be made and shall not last more than one hundred eighty (180) days after the effective date of such registration statement; provided that Subscriber shall not be obligated to refrain from any of the foregoing for a period that is greater than the minimum period required of any executive officer or director of Company.

d.	Underwriting Arrangement. If the offering is an underwritten one, then such right of Subscriber to registration pursuant to Section 3(b) shall be conditioned upon Subscriber’s participation in such underwriting and the inclusion of Subscriber’s Registrable Securities in the underwriting to the extent provided herein. Subscriber shall enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting. If Subscriber disapproves of the terms of any such underwriting, Subscriber may elect to withdraw therefrom by written notice to the Company and the underwriter no later than ten (10) Business Days prior to the effectiveness of such Registration Statement. Any Registrable Securities excluded or withdrawn from such underwriting shall be withdrawn from such registration.

e.	Subscriber’s Cooperation

1.	If Subscriber desires to sell in any Registration Statement, Subscriber will furnish to the Company such information as the Company may reasonably require in connection with the Registration Statement (and the prospectus included therein). Subscriber may not participate in any offering unless Subscriber (i) agrees to sell its Registrable Securities to be sold on the basis provided in any agreement governing the offering and (ii) completes and executes all customary questionnaires, indemnities, and other documents reasonably required in connection with the offering. Subscriber may not include any of its Registrable Securities in any Registration Statement pursuant to this Agreement unless and until Subscriber furnishes to the Company in writing, within two (2) Business Days after receipt of a written request therefor, such information specified in Item 507 of Regulation S-K under the Securities Act or such other information as the Company may reasonably request for use in connection

******	- Material has been omitted and filed separately with the Commission.

with such Registration Statement or Prospectus or preliminary Prospectus included therein and in any application to the NASD. Subscriber agrees to furnish promptly to the Company all information required to be disclosed in order to make all information previously furnished to the Company by Subscriber not materially misleading.

2.	Subscriber will not effect sales of Registrable Securities pursuant to a registration statement (or deliver a prospectus to any purchaser) after receipt of notice from the Company to suspend sales to permit the Company to correct or update a registration statement or prospectus until the Company advises Subscriber that the registration statement has been amended or that conditions no longer exist which would require such suspension.

3.	In connection with any offering, Subscriber will not use any offering document, offering circular or other offering materials with respect to the offer or sale of Registrable Securities, other than the prospectuses provided by the Company and any documents incorporated by reference therein.

f.	Indemnification and Contribution.

1.	In the event of a registration of any Registrable Securities under the Securities Act pursuant to Section 3 by Subscriber, Company will indemnify and hold harmless Subscriber, and each other person, if any, who controls Subscriber within the meaning of the Securities Act, and each employee, officer and trustee of Subscriber against any losses, claims, damages or liabilities, joint or several, to which Subscriber, or each such controlling person, employee, officer or trustee may become subject under the Securities Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in any registration statement under which such Registrable Securities was registered under the Securities Act pursuant to Section 3, any preliminary prospectus or final prospectus contained therein, or any amendment or supplement thereof, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and will reimburse Subscriber, and each such controlling person, employee, officer or trustee for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability or action; provided that Company will not be liable in any such case if and to the extent that any such loss, claim, damage or liability (x) arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission so made in conformity with information furnished by Subscriber or any such controlling person, employee, officer or trustee in writing specifically for use in such registration statement or prospectus; (y) with

******	- Material has been omitted and filed separately with the Commission.

respect to the preliminary prospectus, results from the fact that Subscriber sold Securities to a person to whom there was not sent or given, at or prior to the written confirmation of such sale, a copy of the prospectus, as amended or supplemented, if the Company shall have previously furnished copies thereof to Subscriber in accordance with this Agreement and said prospectus, as amended or supplemented, would have corrected such untrue statement or omission; or (z) as a result of the use by an indemnified person of any prospectus upon receipt of a notice from the Company of the existence of any fact or the happening of any event that makes any statement of a material fact made in any such Registration Statement, the related prospectus, any amendment or supplement thereto, or any document incorporated by reference therein untrue, or that requires the making of any additions to or changes in any such Registration Statement or the related prospectus in order to make the statements therein not misleading.

2.	In the event of a registration of any Registrable Securities under the Securities Act pursuant to Section 3 by Subscriber, Subscriber will indemnify and hold harmless Company, each person, if any, who controls Company within the meaning of the Securities Act, officer of Company who signs the registration statement, director of Company, underwriter and person who controls any underwriter within the meaning of the Securities Act, against all losses, claims, damages or liabilities, joint or several, to which Company or such officer, director, underwriter or controlling person may become subject under the Securities Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in the registration statement under which such Registrable Securities were registered under the Securities Act pursuant to Section 3, any preliminary prospectus or final prospectus contained therein, or any amendment or supplement thereof, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading, and will reimburse Company and each such officer, director, underwriter and controlling person for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability or action; provided that Subscriber will be liable hereunder in any such case if and only to the extent that any such loss, claim, damage or liability arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission made in reliance upon and in conformity with information pertaining to Subscriber, as such, furnished in writing to Company by Subscriber specifically for use in such registration statement or prospectus. Further notwithstanding anything to the contrary contained in this paragraph, Subscriber will not be liable for indemnification pursuant to a registration statement, preliminary prospectus, final prospectus, or any amendment or supplement thereof, in an amount in

******	- Material has been omitted and filed separately with the Commission.

excess of the public offering price of all Registrable Securities offered by Subscriber therein.

3.	Promptly after receipt by an indemnified party hereunder of notice of the commencement of any action, such indemnified party shall, if a claim in respect thereof is to be made against the indemnifying party hereunder, notify the indemnifying party in writing thereof, but the omission so to notify the indemnifying party shall not relieve the indemnifying party from any liability which the indemnifying party may have to such indemnified party other than under this Section and shall only relieve the indemnifying party from any liability which the indemnifying party may have to such indemnified party under this Section if and to the extent the indemnifying party is prejudiced by such omission. In case any such action shall be brought against any indemnified party and the indemnified party shall notify the indemnifying party of the commencement thereof, the indemnifying party shall be entitled to participate in and, to the extent the indemnifying party shall wish, to assume and undertake the defense thereof with counsel satisfactory to such indemnified party, and, after notice from the indemnifying party to such indemnified party of the indemnifying party’s election so to assume and undertake the defense thereof, the indemnifying party shall not be liable to such indemnified party under this Section for any legal expenses subsequently incurred by such indemnified party in connection with the defense thereof other than reasonable costs of investigation and of liaison with counsel so selected; provided that, if the defendants in any such action include both the indemnified party and the indemnifying party and the indemnified party shall have reasonably concluded that there may be reasonable defenses available to the indemnified party which are materially different from or additional to those available to the indemnifying party or if the interests of the indemnified party reasonably may be deemed to conflict with the interests of the indemnifying party, then the indemnified party shall have the right to select a separate counsel and to assume such legal defenses and otherwise to participate in the defense of such action, with the expenses and fees of such separate counsel and other expenses related to such participation to be reimbursed by the indemnifying party as incurred, it being understood, however, that the Company shall not, in connection with such action or similar or related actions or proceedings arising out of the same general allegations or circumstances, be liable for the reasonable fees and expenses of more than one separate firm of attorneys (in addition to any local counsel) at any time for all the indemnified persons, which firm shall be (x) designated by such indemnified persons and (y) reasonably satisfactory to the Company.

4.	In order to provide for just and equitable contribution to joint liability under the Securities Act in any case in which either: (i) Subscriber exercises rights under this Agreement and makes a claim for indemnification pursuant to this Section but it is judicially determined (by the entry of a final judgment or decree by a court of competent

******	- Material has been omitted and filed separately with the Commission.

jurisdiction and the expiration of time to appeal or the denial of the last right of appeal) that such indemnification may not be enforced in such case notwithstanding the fact that this Section provides for indemnification in such case, or (ii) contribution under the Securities Act may be required on the part of any such selling holder or any such controlling person in circumstances for which indemnification is provided under this Section; then, and in each such case, Company and Subscriber will contribute to the aggregate losses, claims, damages or liabilities to which they may be subject (after contribution from others) as is appropriate to reflect the relative fault of Company and Subscriber in connection with the statements or omissions which resulted in such losses, claims, damages or liabilities, as well as the relative benefit received by Company and Subscriber as a result of the offering in question, it being understood that the parties acknowledge that the overriding equitable consideration to be given effect in connection with this provision is the ability of one party or the other to correct the statement or omission which resulted in such losses, claims, damages or liabilities, and that it would not be just and equitable if contribution pursuant hereto were to be determined by pro rata allocation or by any other method of allocation that does not take into consideration the foregoing equitable considerations; provided that, in any such case: (A) Subscriber will not be required to contribute any amount in excess of the public offering price of all such Registrable Securities offered by Subscriber pursuant to such registration statement; and (B) no person or entity guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) will be entitled to contribution from any person or entity who was not guilty of such fraudulent misrepresentation.

5.	Notwithstanding anything to the contrary contained herein, the Company shall not be liable for any settlement of any such action or proceeding effected without the Company’s prior written consent, which consent shall not be withheld unreasonably, and the Company shall not, without the prior written consent of each indemnified person, which shall not be unreasonably withheld, settle or compromise or consent to the entry of judgment on or otherwise seek to terminate any pending or threatened action, claim, litigation or proceeding in respect of which indemnification or contribution is required hereunder (whether or not any indemnified person is a party thereto), unless such settlement, compromise, consent or termination includes an unconditional release of each indemnified person from all liability arising out of such action, claim litigation or proceeding.

g.	Changes in Securities. If, and as often as, there is any change in the Securities by way of a stock split, stock dividend, combination or reclassification, or through a merger, consolidation, reorganization or recapitalization, or by any other means, then appropriate adjustment shall be made in the provisions hereof so that the rights and privileges granted by this Section 3 shall continue with respect to the Securities constituting the Shares as so changed.

******	- Material has been omitted and filed separately with the Commission.

h.	Grant and Transfer of Registration Rights. The Company may grant any registration rights to any other person or entity without the prior consent of Subscriber. The registration rights granted in this Section 3 may not be assigned or otherwise transferred.

4.	Miscellaneous.

a.	Notices. Notices and other communications between the parties shall be in the English language. All notices or other communications which are required or permitted hereunder shall be in writing and may be delivered personally, sent by prepaid overnight delivery service, sent by prepaid regular mail or sent by facsimile transmission, addressed as shown on the signature page hereto or to such other addresses as the parties may provide in writing from time to time. Any notice or communication shall be deemed to have been given: when delivered, if personally delivered; on the first Business Day after dispatch, if sent by reputable overnight delivery service using its next day delivery service; on the sixth (6th) business day following the date of mailing (as evidenced by the postmark), if sent by prepaid regular mail; or, on the first Business Day after facsimile transmission (such date of transmission as provided on a machine generated confirmation receipt), if sent by facsimile transmission.

b.	Indemnity. The representations, warranties and agreements made by the Subscriber herein shall survive consummation of this offering as anticipated hereby. The Subscriber hereby agrees to indemnify and hold harmless the Company from and against any and all loss, liability, claim, damage and expense (including, without limitation, attorneys’ fees and disbursements) suffered or incurred as a result of a misrepresentation or breach of any warranty or agreement made by the Subscriber in this Agreement.

c.	Governing Law, Etc. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the Commonwealth of Pennsylvania. Each of Subscriber and the Company (i) agree that all actions and proceedings relating to this Subscription Agreement shall be litigated exclusively in state or federal courts located in Philadelphia, Pennsylvania; (ii) consent to the jurisdiction and venue of any such court and consents to service of process in any such action or proceeding by personal delivery or any other method permitted by law; and (iii) waive any and all rights either of them may have to object to the jurisdiction of any such court, or to transfer or change the venue of any such action or proceeding. Notwithstanding the foregoing, each of the Subscriber and Company agree that no claims relating to the License Agreements shall be brought in state or federal courts located in Philadelphia, Pennsylvania under this provision. In the event a claim brought under this Agreement is the same as a claim which could be brought under either of the License Agreements, provided no different remedy would be sought under this Agreement, such claim will be brought in arbitration under the procedures outlined the License Agreements (excluding any baseball arbitration procedures). All captions of sections are for convenience only. All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, neuter, singular or plural, as the identity of the person or persons or entity or entities may require. All references to “$” or dollars herein shall be construed to refer to United States dollars. This Agreement is not transferable or assignable (including by operation of law) by the Subscriber. The representations, warranties and agreements contained herein shall be deemed to be made by and be binding upon the Subscriber and such Subscriber’s heirs, executors, administrators and successors

******	- Material has been omitted and filed separately with the Commission.

and shall inure to the benefit of the Company and its successors and assigns. None of the provisions of this Agreement may be waived, changed or terminated, orally or otherwise, except by a writing signed by the Company and the Subscriber.

d.	Counterparts. This Agreement may be executed (including execution by facsimile) in any number of counterparts and by any combination of the parties hereto in separate counterparts, each of which counterparts shall be an original and all of which taken together shall constitute one and the same agreement.

e.	Benefits of this Agreement. Nothing in this Agreement shall be construed to give to any person or corporation other than the Company and Subscriber any legal or equitable right, remedy or claim under this Agreement; and this Agreement shall be for the sole and exclusive benefit of the Company and Subscriber.

f.	Integration. This Agreement and the license agreements between Company and Subscriber of even date herewith (including all amendments and exhibits), contain the entire agreement between the parties with respect to the subject matter hereof and supersede all other oral or written representations, statements, or agreements with respect to such subject matter.

[Remainder of page is intentionally blank. Signature pages follow.]

******	- Material has been omitted and filed separately with the Commission.

IN WITNESS WHEREOF, THE PARTIES HAVE EXECUTED THIS SUBSCRIPTION AGREEMENT AS OF THIS ____ DAY OF ____________, 2004.

DEBIOTECH S.A.		ANIMAS CORPORATION

By:		By:
Name:	Frédéric Neftel	Name:	Katherine D. Crothall
Title:	CEO	Title:	President and Chief Executive Officer

Address:	Debiotech, S.A.	Address:	Animas Corporation
	28 Avenue de Sevelin		Animas Corporation
	CH-1004 Lausanne		200 Lawrence Drive
	Switzerland		West Chester, PA 19380
	Attention: Dr. Frederic Neftel		Attention: Katherine D. Crothall
	fax: +41 21 623 6079		fax: 484-568-1407

Copy to:	Laurent Hirsch	Copy to:	Pepper Hamilton LLP
	8 Rue Eynard		3000 Two Logan Square
	CH-1205 Geneva		18th and Arch Streets
	Switzerland		Philadelphia, PA 19103
	fax: +41 21 623 6079		Attn: Barry M. Abelson, Esq.
fax: 215-981-4750

******	- Material has been omitted and filed separately with the Commission.

Exhibit F

intentionally left blank

Exhibit G

intentionally left blank

Exhibit H

Royalty Rate Schedule

******

******	- Material has been omitted and filed separately with the Commission.

Exhibit I

deliverables to be provided by Debiotech as part of 510k filing

******

******	- Material has been omitted and filed separately with the Commission.